As filed with the Securities and Exchange Commission on December 21, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________________________________

Form F-10

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

___________________________________

FIRST MINING GOLD CORP.
(Exact name of Registrant as specified in its charter)

British Columbia, Canada	1040	Not Applicable
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if any)

2070 - 1188 West Georgia Street

Vancouver, British Columbia V6E 4A2

Canada

(844) 306-8827

 (Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-6680

 (Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

___________________________________

Copies to:

Daniel M. Miller Dorsey & Whitney LLP Suite 1070 - 1095 West Pender Street Vancouver, British Columbia V6E 2M6 Canada (604) 630-5199	Lisa M. Peterson Chief Financial Officer First Mining Gold Corp. Suite 2070 - 1188 West Georgia Street Vancouver, British Columbia V6E 4A2 Canada (604) 638-8851	Michelle Noorani Blake, Cassels & Graydon LLP Suite 3500 - 1133 Melville Street Vancouver, British Columbia V6E 4E5 Canada (604) 631-4236

___________________________________

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

___________________________________

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	at some future date (check appropriate box below)
1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).
2.	☐

pursuant to Rule 467(b) on ( ) at ( ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

3.	☐

pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☒	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

__________________________________

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

A copy of this preliminary short form base shelf prospectus has been filed with the securities regulatory authorities in each of the provinces of Canada but has not yet become final for the purpose of the sale of securities.  Information contained in this preliminary short form base shelf prospectus may not be complete and may have to be amended.  The securities may not be sold until a receipt for the short form base shelf prospectus is obtained from the securities regulatory authorities.

This prospectus is a preliminary short form base shelf prospectus.  This preliminary short form base shelf prospectus has been filed under legislation in each of the provinces of Canada that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information.  The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities, except in cases where an exemption from such delivery has been obtained.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.  This preliminary short form base shelf prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale therein and only by persons permitted to sell such securities.  See “Plan of Distribution”.

Information contained herein is subject to completion or amendment.  A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be offered or sold nor may offers to buy be accepted prior to the time the registration statement becomes effective..This preliminary short form base shelf prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Information has been incorporated by reference in this preliminary short form base shelf prospectus from documents filed with securities commissions or similar authorities in Canada.  Copies of the documents incorporated herein by reference may be obtained on request without charge from the Chief Financial Officer & Corporate Secretary of First Mining Gold Corp. at Suite 2070 – 1188 West Georgia Street, Vancouver, British Columbia, V6E 4A2, and are also available electronically at www.sedarplus.ca.

Subject to completion, dated December 21, 2023

PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

New Issue	December , 2023

FIRST MINING GOLD CORP.

$100,000,000

Common Shares

Preferred Shares

Warrants

Subscription Receipts

Units

This preliminary short form base shelf prospectus (the “Prospectus”) relates to the offering for sale by First Mining Gold Corp. (the “Company” or “First Mining”) from time to time, during the 25-month period that this Prospectus, including any amendments hereto, remains valid, of up to $100,000,000 (or the equivalent in other currencies based on the applicable exchange rate at the time of the offering) in the aggregate of: (i) common shares (“Common Shares”) in the capital of the Company; (ii) preferred shares (“Preferred Shares”) in the capital of the Company, issuable in series; (iii) warrants (“Warrants”) to purchase other Securities (as defined below) of the Company; (iv) subscription receipts (“Subscription Receipts”) convertible into other securities of the Company; and (v) units (“Units”) comprised of one or more of any of the other Securities, or any combination of such Securities (the Common Shares, Preferred Shares, Warrants, Subscription Receipts, and Units are collectively referred to herein as the “Securities”).  The Securities may be offered in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in one or more accompanying prospectus supplements (each, a “Prospectus Supplement”), if any.  In addition, the Securities may be offered and issued in consideration for the acquisition of other businesses, assets or securities by the Company or one of its subsidiaries.  The consideration for any such acquisition may consist of the Securities separately, a combination of Securities or any combination of, among other things, Securities, cash and assumption of liabilities.

The Company is permitted, under a multi-jurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States, to prepare this Prospectus in accordance with the disclosure requirements of Canada.  Prospective investors in the United States should be aware that such requirements are different from those of the United States.

The annual consolidated financial statements of the Company incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board, which differ from United States generally accepted accounting principles. The unaudited condensed interim consolidated financial statements incorporated by reference herein have been prepared in accordance with IFRS as issued by the International Accounting Standards Board applicable to the preparation of interim financial statements including International Accounting Standard 34 Interim Financial Reporting, which differ from United States generally accepted accounting principles. Therefore, the annual and interim financial statements incorporated by reference herein may not be comparable to financial statements of United States companies.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Company is governed by the laws of British Columbia, Canada, that some or all of its officers and directors are residents of a foreign country, that some or all of the experts named in this Prospectus are, and the underwriters, dealers or agents named in any Prospectus Supplement may be, residents of a foreign country, and a substantial portion of the assets of the Company and said persons may be located outside of the United States.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE OR CANADIAN SECURITIES COMMISSION OR REGULATORY AUTHORITY NOR HAS THE SEC OR ANY STATE OR CANADIAN SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Prospective investors should be aware that the acquisition of the Securities may have tax consequences in Canada and the United States.  Such consequences may not be described fully herein or in any applicable Prospectus Supplement.  Prospective investors should read the tax discussion contained in this Prospectus under the heading “Certain Federal Income Tax Considerations” as well as the tax discussion, if any, contained in the applicable Prospectus Supplement with respect to a particular offering of Securities.

The specific terms of any Securities offered will be described in the applicable Prospectus Supplement including, where applicable: (i) in the case of Common Shares, the number of Common Shares offered, the offering price, whether the Common Shares are being offered for cash, and any other terms specific to the Common Shares; (ii) in the case of Preferred Shares, the designation of the particular series, the number of Preferred Shares offered, the offering price, any voting rights, any rights to receive dividends, any terms of redemption, any conversion or exchange rights and any other specific terms; (iii) in the case of Warrants, the number of Warrants being offered, the offering price, whether the Warrants are being offered for cash, the designation, number and terms of the other Securities purchasable upon exercise of the Warrants, and any procedures that will result in the adjustment of those numbers, the exercise price, the dates and periods of exercise and any other terms specific to the Warrants being offered; (iv) in the case of Subscription Receipts, the number of Subscription Receipts being offered, the offering price, whether the Subscription Receipts are being offered for cash, the terms, conditions and procedures for the conversion of the Subscription Receipts into other Securities, the designation, number and terms of such other Securities, and any other terms specific to the Subscription Receipts; and (v) in the case of Units, the number of Units being offered, the offering price and the number and terms of the Securities comprising the Units.  A Prospectus Supplement relating to a particular offering of Securities may include terms pertaining to the Securities being offered thereunder that are not within the terms and parameters described in this Prospectus.  Where required by statute, regulation or policy, and where the Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to the Securities will be included in the Prospectus Supplement describing the Securities.

All shelf information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus except in cases where an exemption from such delivery has been obtained.  Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.  Prospective investors should read this Prospectus and any applicable Prospectus Supplement carefully before investing in any Securities issued pursuant to this Prospectus.

The Company may offer and sell the Securities to or through underwriters or dealers purchasing as principals and may also sell directly to one or more purchasers or through agents or pursuant to applicable statutory exemptions.  See “Plan of Distribution”.  The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent, as the case may be, engaged by the Company in connection with the offering and sale of the Securities, and will set forth the terms of the offering of such Securities, including, to the extent applicable, any fees, discounts or any other compensation payable to underwriters, dealers or agents in connection with the offering, the method of distribution of the Securities, the initial issue price (in the event that the offering is a fixed price distribution), the proceeds that the Company will or expects to receive, and any other material terms of the plan of distribution.

The Securities may be sold from time to time in one or more transactions at a fixed price or prices or at non-fixed prices.  If offered on a non-fixed price basis, the Securities may be offered at market prices prevailing at the time of sale, at prices determined by reference to the prevailing price of a specified Security in a specified market or at prices to be negotiated with purchasers, in which case the compensation payable to an underwriter, dealer or agent in connection with any such sale will be decreased by the amount, if any, by which the aggregate price paid for Securities by the purchasers is less than the gross proceeds paid by the underwriter, dealer or agent to the Company.  The price at which the Securities will be offered and sold may vary from purchaser to purchaser and during the period of distribution.

In connection with any offering of Securities, except as otherwise set out in a Prospectus Supplement relating to a particular offering of Securities, the underwriters, dealers or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market.  Such transactions may be commenced, interrupted or discontinued at any time.  However, no underwriter, dealer or agent involved in an “at-the-market distribution”, as defined in National Instrument 44-102 Shelf Distributions (an “ATM Distribution”), no affiliate of such an underwriter, dealer or agent and no person or company acting jointly or in concert with such an underwriter, dealer or agent will over-allot Securities in connection with such distribution or effect any other transactions that are intended to stabilize or maintain the market price of the Securities.  A purchaser who acquires Securities forming part of the underwriters’, dealers’ or agents’ over-allotment position acquires those Securities under this Prospectus and the Prospectus Supplement relating to the particular offering of Securities, regardless of whether the over-allotment position is ultimately filled through the exercise of the over-allotment option or secondary market purchases.  See “Plan of Distribution”.

The issued and outstanding Common Shares of the Company trade on the Toronto Stock Exchange (the “Exchange”) under the symbol “FF”, on the OTC-QX under the symbol “FFMGF” and on the Frankfurt Stock Exchange under the symbol “FMG”.  On December 20, 2023, the last trading day prior to the date of this Prospectus, the closing price of the Common Shares on the Exchange was $0.14.

Unless otherwise specified in the applicable Prospectus Supplement, each series or issue of Securities (other than Common Shares) will not be listed on any securities exchange.  Accordingly, there is currently no market through which the Securities (other than Common Shares) may be sold and purchasers may not be able to resell such Securities purchased under this Prospectus.  This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation.  See “Risk Factors”.

Prospective investors should be aware that the purchase of Securities may have tax consequences that may not be fully described in this Prospectus or in any Prospectus Supplement, and should carefully review the tax discussion, if any, in the applicable Prospectus Supplement and in any event consult with a tax adviser.

An investment in the Securities is subject to a number of risks. See “Risk Factors” for a more complete discussion of these risks.

No underwriter has been involved in the preparation of this Prospectus or performed any review of the contents hereof.

All dollar amounts in this Prospectus are in Canadian dollars, unless otherwise indicated.  See “Currency Presentation and Exchange Rate Information”.

The Company’s head office address is Suite 2070 – 1188 West Georgia Street, Vancouver, British Columbia, V6E 4A2, and its registered office is located at Suite 2500 – 666 Burrard Street, Vancouver, British Columbia, V6C 2X8.

Mr. Keith Neumeyer and Mr. Richard Lock, each a director of the Company, reside outside of Canada and have appointed Blakes Vancouver Services Inc., c/o Blake, Cassels & Graydon LLP at 3500 – 1133 Melville Street, Vancouver, British Columbia, V6E 4E5, as their agent for service of process in Canada. Purchasers are advised that it may not be possible for investors to enforce judgements obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.

No person is authorized by the Company to provide any information or to make any representation other than as contained in this Prospectus in connection with the issue and sale of the Securities offered hereunder.  Prospective investors should rely only on the information contained or incorporated by reference in this Prospectus and any applicable Prospectus Supplement in connection with an investment in Securities.  Prospective investors should assume that the information appearing in this Prospectus or any Prospectus Supplement is accurate only as of the date on the front of those documents and that information contained in any document incorporated by reference is accurate only as of the date of that document unless specified otherwise.  The Company’s business, financial condition, results of operations and prospects may have changed since those dates.

Market data and certain industry forecasts used in this Prospectus or any applicable Prospectus Supplement and the documents incorporated by reference herein or therein were obtained from market research, publicly available information and industry publications.  The Company believes that these sources are generally reliable, but the accuracy and completeness of the information is not guaranteed.  The Company has not independently verified this information and does not make any representation as to the accuracy of this information.

In this Prospectus and in any Prospectus Supplement, unless the context otherwise requires, references to “we”, “us”, “our” or similar terms, as well as references to the “Company” or “First Mining”, refer to First Mining Gold Corp. together with our subsidiaries.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

Certain statements contained in this Prospectus and the documents incorporated by reference herein constitute forward-looking information or forward-looking statements within the meaning of applicable Canadian and United States securities legislation, including the United States Private Securities Litigation Reform Act of 1995 (collectively, “forward-looking statements”).  These statements are made as of the date of this Prospectus. Forward-looking statements are frequently, but not always, identified by words such as “seeks”, “expects”, “anticipates”, “believes”, “plans”, “projects”, “intends”, “estimates”, “envisages”, “potential”, “possible”, “predict”, “forecasts”, “strategy”, “goals”, “opportunities”, “objectives”, “targeted”, “advancing”, “proving” or variations thereof or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved, or the negative of any of these terms and similar expression.

Examples of forward-looking statements in this Prospectus and the documents incorporated by reference herein include, but are not limited to:

•	statements regarding future acquisitions of mineral properties;
•	our intention to de-risk our material assets through exploration, drilling, calculating resource estimates, conducting economic studies and other activities;
•	statements relating to our vision and strategy;
•	statements relating to our plans or intentions to pay, or not pay, a dividend to our shareholders;
•	our intention to utilize our management team’s expertise to successfully permit and construct producing mines at our material assets;
•	statements relating to the criteria we will use when assessing potential acquisitions;
•	our belief that we will continue to be able to locate and retain professionals with the necessary specialized skills and knowledge;
•	statements regarding our intention and ability to select, acquire and bring to production suitable properties or prospects for mineral exploration and development;
•	our ability to raise the capital necessary to fund our operations and the potential development of our properties;
•	our ability to obtain the resources to conduct exploration and development activities on our properties;
•	our belief that the policies and procedures implemented by our executive management team provide a safe working environment for all of our employees, consultants, contractors and stakeholders;
•	forecasts relating to market developments and trends in global supply and demand for gold;
•	our ability to work with the various Indigenous communities in relation to the potential development of our projects;
•	our intention to continue to make expenditures to ensure compliance with applicable laws and regulations;
•	our intentions and expectations regarding exploration or drilling at any of our mineral properties;
•	statements regarding potential increases in the ultimate recovery of gold and silver from our properties, including the Springpole Project (as defined below);
•	statements regarding regulatory approval and permitting, including but not limited to the environmental process currently underway and our plans to complete a Feasibility Study on the Springpole Project;
•	statements regarding continued drilling and other exploration activities at the Springpole Project;
•	statements regarding future drilling by FireFly Metals Ltd. (“FireFly”) at the Pickle Crow Gold Project located in Ontario, Canada (the “Pickle Crow Project”);

•	statements regarding future exploration, drilling and operational activities at the Cameron Gold Project located in Ontario, Canada (the “Cameron Project”) and the Duparquet Project (as defined below);
•	statements regarding future activities by Big Ridge Gold Corp. (“Big Ridge”) at the Hope Brook Gold Project located in Newfoundland, Canada (the “Hope Brook Project”) and our ownership of securities of Big Ridge;
•	statements regarding future activities at the Swain Lake property (the “Swain Property”), Birch Lake West Properties (the “Birch Lake Properties”), and Vixen North, Vixen South and Vixen West properties (collectively, the “Vixen Properties”) and our expectations and intentions regarding our involvement in such properties;
•	our intentions and expectations regarding exploration at any of our mineral properties;
•	forecasts relating to mining, development and other activities at our operations;
•	statements regarding projected capital and operating costs, net present value (“NPV”), AISC (as defined below), total cash costs and internal rate of return (“IRR”) and cash flows of the Springpole Project and the Duparquet Project;
•	future royalty and tax payments and rates;
•	future work on our non-material properties; and
•	statements regarding future consideration payable to First Mining pursuant to (i) the silver stream agreement with First Majestic Silver Corp. in relation to our Springpole Project and (ii) the share purchase agreement with Treasury Metals Inc. (“Treasury Metals”) in relation to the Goldund Gold Project (the “Goldlund Project”);
•	statements regarding the results of the Duparquet Report (as defined herein), including the economic potential and merits thereof;
•	the estimated capital and operating costs, production, cash flows and life of mine (“LOM”) estimates and economic returns from Duparquet (as defined below);
•	the use of proceeds from financings;
•	the estimated amount and grade of mineral resources at Duparquet; and
•	current and future drilling strategies and programs at Duparquet.

Statements relating to mineral resource and mineral reserve estimates are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, that the mineral resources described and mineral reserves exist in the quantities predicted or estimated or that it will be commercially viable to produce any portion of such resources.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements.  Prospective investors are cautioned that any such statements are not guarantees of future performance and those actual results or developments may differ materially from those projected in the forward-looking statements.  These forward-looking statements involve risks and uncertainties relating to, among others: exploration, development and production risks; operational hazards; global financial conditions; commodity price fluctuations; availability of capital and financing on acceptable terms; the Company’s lack of history of commercially producing metals from mineral exploration properties; the Company’s mineral reserve and resource estimates may not be reliable, or the Company may encounter unexpected or challenging geological, hydrological or mining conditions; the Company’s exploration plans may be delayed or may not succeed; the Company may not be able to obtain or maintain necessary permits or approvals from government authorities; the Company may be affected by economic and political instability or by environmental, safety and regulatory risks, including increased regulatory burdens or delays; there may be defects in, or challenges to, title to the Company’s properties including, but not limited to, First Nations land claims; the Company’s current or future mineral tenure or operations may be challenged by one or more groups of Indigenous rights holders; some of the Company’s mineral projects have legacy environmental issues as a result of past operations that the Company may need to remediate; the Company may lose its interest in certain projects if it fails to make certain required payments or minimum expenditures; the Company may be unable to enforce their legal rights under their existing agreements, permits or licences, or may be subject to litigation or arbitration that has an adverse outcome; accidents or equipment breakdowns may occur; cyclical nature of the mining industry; there may be changes to government regulations or policies, including tax and trade laws and policies; the Company may be adversely affected by changes in foreign currency exchange rates, interest rates or tax rates; the Company’s estimates of production, purchases, costs, decommissioning or reclamation expenses, or their tax expense estimates, may prove to be inaccurate; impact of natural phenomena, including inclement weather, fire, flood and earthquakes; the Company’s operations may be disrupted due to problems with its own or customer facilities, the unavailability of reagents or equipment, equipment failure, lack of tailings capacity, labour shortages, ground movements, transportation disruptions or accidents or other exploration and development risks; uncertainties and substantial expenditures related to determining whether mineral resources or mineral reserves exist on a property; the impact of increased costs on the calculation of mineral reserves and on the economic viability of projects; the Company’s ability to attract and retain suitable personnel; future sales by existing shareholders could reduce the market price of the Common Shares; impact of climate change regulations over time as governments implement policies to further reduce carbon emissions; the Company may be adversely affected by currency fluctuations, volatility in securities markets and volatility in mineral prices and interest rates; the Company’s broad discretion relating to the use of proceeds raised hereunder; the absence of a market through which the Securities, other than the Common Shares, may be sold; risks associated with the Company’s equity holdings in other public companies; and the additional factors described under the heading “Risk Factors” in this Prospectus, under the heading “Risks That Can Affect Our Business” in the AIF (as defined below) and under the section “Risks and Uncertainties” in the Annual MD&A (as defined below).

These risks and uncertainties are not exhaustive of the factors that may affect any of our forward-looking statements. The Company believes that the expectations reflected in any forward-looking statements are reasonable, but no assurance can be given that these expectations will prove to be correct and such forward-looking statements included in, or incorporated by reference into, this Prospectus should not be unduly relied upon.  These statements speak only as of the date of this Prospectus.  The Company does not intend, and does not assume any obligation, to update these forward-looking statements, except as required by applicable laws.  Actual results may differ materially from those expressed or implied by such forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements.

The forward-looking statements in this Prospectus and the documents incorporated by reference herein are based on material assumptions, including the following, which may prove to be incorrect:

•	the assumptions regarding market conditions upon which we have based our capital expenditure expectations;
•	the availability of additional capital and financing on acceptable terms, or at all;
•	our mineral reserve and mineral resource estimates and the assumptions upon which they are based are reliable;
•	the success of our exploration plans;
•	our expectations regarding spot prices and realized prices for gold and other precious metals;
•	market developments and trends in global supply and demand for gold meeting expectations;
•	our expectations regarding tax rates and payments, foreign currency exchange rates and interest rates;
•	our reclamation expenses;
•	the geological conditions at our properties;
•	the underlying title to each of our properties is valid and will continue to be so;
•	our ability to satisfy payment and minimum expenditure obligations in respect of certain of our properties;
•	our ability to comply with current and future environmental, safety and other regulatory requirements, and to obtain and maintain required regulatory approvals without undue delay;
•	our operations are not significantly disrupted as a result of natural disasters, governmental or political actions, public health crises, such as the COVID-19 outbreak, litigation or arbitration proceedings, the unavailability of reagents, equipment, operating parts and supplies critical to our activities, equipment failure, labour shortages, ground movements, transportation disruptions or accidents or other exploration and development risks;
•	our ability to maintain the support of stakeholders and rights holders necessary to develop our mineral projects including, without limitation, Indigenous rights holders;
•	the accuracy of geological, mining and metallurgical estimates; and
•	maintaining good relationships with the communities in which we operate.

CAUTIONARY NOTE TO U.S. INVESTORS

This Prospectus, including the documents incorporated by reference herein, has been prepared in accordance with the requirements of the securities laws in effect in Canada which differ from the requirements of United States securities laws.  All mining terms used herein but not otherwise defined have the meanings set forth in National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) – CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended (the “CIM Standards”).  NI 43-101 is a rule developed by the Canadian Securities Administrators (the “CSA”), which established standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with NI 43-101 and the CIM Standards.  In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in accordance with NI 43-101 and the CIM Standards.  Accordingly, information contained in this Prospectus and the documents incorporated by reference herein containing descriptions of the Company’s mineral deposits may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements of United States federal securities laws and the rules and regulations thereunder.

Prospective investors are cautioned not to assume that all or any part of mineral deposits in these categories will ever be converted into mineral reserves.  “Inferred mineral resources” have a great amount of uncertainty as to their economic and legal feasibility.  It is reasonably expected that the majority of inferred mineral resources could be upgraded to indicated mineral resources with continued exploration.  Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre–feasibility studies, except in very limited circumstances. Prospective investors are cautioned not to assume that all or any part of an inferred mineral resource is economically or legally mineable.

The mineral resource and mineral reserve figures referred to in this Prospectus and the documents incorporated by reference herein are estimates and no assurances can be given that the indicated levels of gold and other precious metals will be produced.  Such estimates are expressions of judgment based on knowledge, mining experience, analysis of drilling results and industry practices.  Valid estimates made at a given time may significantly change when new information becomes available. By their nature, mineral resource and mineral reserve estimates are imprecise and depend, to a certain extent, upon statistical inferences which may ultimately prove unreliable.  Any inaccuracy or future reduction in such estimates could have a material adverse impact on the Company.

See “Glossary of Mining Terms” in this Prospectus for a description of certain of the mining terms used in this Prospectus, in any Prospectus Supplement and in the documents incorporated by reference.

FINANCIAL INFORMATION

The annual consolidated financial statements of the Company incorporated by reference herein have been prepared in accordance with IFRS as issued by the International Accounting Standards Board, which differ from United States generally accepted accounting principles. The unaudited condensed interim consolidated financial statements incorporated by reference herein have been prepared in accordance with IFRS as issued by the International Accounting Standards Board applicable to the preparation of interim financial statements including International Accounting Standard 34 Interim Financial Reporting, which differ from United States generally accepted accounting principles. Therefore, the annual and interim financial statements incorporated by reference herein may not be comparable to financial statements of United States companies.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

The consolidated financial statements of the Company incorporated by reference in this Prospectus are reported in Canadian dollars.  In this Prospectus, all dollar amounts referenced, unless otherwise indicated, are expressed in Canadian dollars and are referred to as “$” or “C$”.  United States dollars are referred to as “US$”.  The high, low, average, and closing exchange rates for United States dollars in terms of the Canadian dollar for each of the indicated periods, as quoted by the Bank of Canada, were as follows:

		Year ended December 31 (US$)
	September 30, 2023	2022	2021	2020
High	0.7617	0.8031	0.8306	0.7863
Low	0.7243	0.7217	0.7727	0.6898
Average for the Period	0.7432	0.7685	0.7978	0.7454
Closing	0.7396	0.7383	0.7887	0.7854

On December 20, 2023, the daily average exchange rate for United States dollars in terms of the Canadian dollar, as quoted by the Bank of Canada, was C$1.00 = US$0.7501. The Canadian/United States dollar exchange rate has varied significantly over the last several years and investors are cautioned that the exchange rates presented here are historical and are not indicative of future exchange rates.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in each of the provinces of Canada (the “Qualifying Provinces”).  Copies of the documents incorporated herein by reference or a copy of the Company’s permanent information record may be obtained on request without charge from the Company’s Chief Financial Officer & Corporate Secretary at Suite 2070 – 1188 West Georgia Street, Vancouver, British Columbia, V6E 4A2, or by accessing the disclosure documents available electronically in Canada on the System for Electronic Document Analysis and Retrieval (SEDAR+), which can be accessed at www.sedarplus.ca or in the United States through EDGAR at the website of the SEC at www.sec.gov.  The filings of the Company through SEDAR+ and EDGAR are not incorporated by reference in this Prospectus except as specifically set out herein.

As at the date hereof, the following documents of the Company, filed with the securities commissions or similar authorities in each of the Qualifying Provinces, are specifically incorporated by reference into and form an integral part of this Prospectus, provided that such documents are not incorporated by reference to the extent that their contents are modified or superseded by a statement contained in this Prospectus or in any other subsequently filed document that is also incorporated by reference in the Prospectus, as further described below:

(a)	the annual information form of the Company dated March 29, 2023 for the year ended December 31, 2022 (the “AIF”), filed on SEDAR+ on March 29, 2023;

(b)

the audited consolidated financial statements of the Company as at and for the years ended December 31, 2022 and 2021, together with the notes thereto and the report of independent registered public accounting firm thereon (the “Annual Financial Statements”), filed on SEDAR+ on March 29, 2023;

(c)	the management’s discussion and analysis of the Company of our financial position and operating results for the year ended December 31, 2022 (the “Annual MD&A”), filed on SEDAR+ on March 29, 2023;

(d)	the management information circular of the Company dated May 1, 2023 distributed in connection with the Company’s annual general and special meeting of shareholders that was held on June 14, 2023, filed on SEDAR+ on May 5, 2023;

(e)	the unaudited condensed interim consolidated financial statements of the Company as at and for the three and nine months ended September 30, 2023 and 2022, together with the notes thereto, filed on SEDAR+ on November 10, 2023; and

(f)	the management’s discussion and analysis of the Company of our financial position and operating results for the three and nine month periods ended September 30, 2023, filed on SEDAR+ on November 10, 2023.

Any document of the type referred to in the preceding paragraph (excluding confidential material change reports), and all other documents of the type required to be incorporated by reference in a short form prospectus by Section 11.1 of National Instrument 44-101 Short Form Prospectus Distributions (“NI 44-101”) of the CSA, filed by the Company with a securities commission or similar regulatory authority in Canada after the date of this Prospectus and prior to the termination or expiry of this Prospectus, or the completion of the issuance of Securities hereunder, shall be deemed to be incorporated by reference into this Prospectus.  In addition, to the extent that any document or information incorporated by reference into this Prospectus is included in any report on Form 6-K, Form 40-F, Form 20-F, Form 10-K, Form 10-Q or Form 8-K (or any respective successor form) that is filed with or furnished by the Company to the SEC after the date of this Prospectus, that document or information shall be deemed to be incorporated by reference as an exhibit to the Registration Statement (as defined below) of which this Prospectus forms a part (in the case of Form 6-K and Form 8-K, if and to the extent set forth therein).  The Company may also incorporate other information filed with or furnished to the SEC under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided that information included in any report on Form 6-K or Form 8-K shall be so deemed to be incorporated by reference only if and to the extent expressly provided in such Form 6-K or Form 8-K.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes that statement.  Any such modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.  The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.  Any statement so modified or superseded shall not be considered in its unmodified or superseded form to constitute part of this Prospectus; rather only such statement as so modified or superseded shall be considered to constitute part of this Prospectus.

Upon a new annual information form and annual audited consolidated financial statements and related management’s discussion and analysis being filed by the Company with, and where required, accepted by, the applicable securities regulatory authorities during the term of this Prospectus: (i) the previous annual information form, the previous annual audited consolidated financial statements and related management’s discussion and analysis; (ii) all interim consolidated financial statements and related management’s discussion and analysis, all material change reports and all business acquisition reports filed by the Company prior to the commencement of the Company’s financial year in respect of which the new annual information form is filed; and (iii) any business acquisition report for acquisitions completed since the beginning of the financial year in respect of which the new annual information form is filed (unless such report is incorporated by reference into the current annual information form or less than nine months of the acquired business or related businesses operations are incorporated into the Company’s current annual audited consolidated financial statements) shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder.

Upon new condensed interim consolidated financial statements and related management’s discussion and analysis being filed by the Company with the applicable securities regulatory authorities in Canada during the term of this Prospectus, all interim consolidated financial statements and related management’s discussion and analysis filed prior to the new interim consolidated financial statements shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder.

Upon a new information circular relating to an annual meeting of shareholders being filed by the Company with applicable securities regulatory authorities in Canada subsequent to the date of this Prospectus and prior to the date on which this Prospectus ceases to be effective, the information circular for the preceding annual meeting of shareholders and any other information circular filed by the Company prior to the commencement of the Company’s financial year in respect of which the new annual information form is filed shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of offers and sales of Securities under this Prospectus.

A Prospectus Supplement containing the specific terms of any Securities offered thereunder will be delivered to purchasers of such Securities together with this Prospectus to the extent required under applicable securities laws except in cases where an exemption from such delivery has been obtained and will be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement solely for the purposes of the Securities offered thereunder.

In addition, certain marketing materials (as that term is defined in applicable Canadian securities legislation) may be used in connection with a distribution of Securities under this Prospectus and the applicable Prospectus Supplement(s).  Any template version of “marketing materials” (as such term is defined in NI 44-101) pertaining to a distribution of Securities, and filed by the Company after the date of a Prospectus Supplement for the distribution and before termination of the distribution of such Securities, will be deemed to be incorporated by reference in that Prospectus Supplement for the purposes of the distribution of Securities to which the Prospectus Supplement pertains.

The Company has not provided or otherwise authorized any other person to provide investors with information other than as contained or incorporated by reference in this Prospectus or any Prospectus Supplement.  If an investor is provided with different or inconsistent information, he or she should not rely on it.

References to our website in any documents that are incorporated by reference into this Prospectus do not incorporate by reference the information on such website into this Prospectus, and we disclaim any such incorporation by reference.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been, or will be, filed with the SEC as part of the Registration Statement (as defined below) of which this Prospectus forms a part: (1) the documents listed under “Documents Incorporated by Reference”; (2) the consent of PricewaterhouseCoopers LLP; (3) powers of attorney from certain of the Company’s directors and officers; and (4) the consents of the “qualified persons” referred to in this Prospectus under “Interests of Experts”.  A copy of the form of any applicable warrant agreement or subscription receipt agreement will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the Exchange Act.

AVAILABLE INFORMATION

The Company is subject to the information reporting requirements of the Exchange Act and applicable Canadian requirements and, in accordance therewith, files reports and other information with the SEC and with securities regulatory authorities in Canada.  Under the multi-jurisdictional disclosure system adopted by the United States and Canada, such reports and other information may generally be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States.  As a foreign private issuer, the Company is exempt from the rules under the Exchange Act prescribing the furnishing of proxy statements, and the Company’s officers, directors and principal shareholders are exempt from the reporting short-swing profit recovery provisions contained in Section 16 of the Exchange Act.  Prospective investors may read and download any public document that the Company has filed with the securities commission or similar regulatory authority in each of the provinces of Canada on SEDAR+ at www.sedarplus.ca.  The reports and other information filed and furnished by the Company with the SEC can be inspected on the SEC’s website at www.sec.gov.

The Company has filed with the SEC a registration statement on Form F-10 (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), with respect to the Securities.  This Prospectus, which forms part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are contained in the exhibits to the Registration Statement as permitted by the rules and regulations of the SEC.  See “Documents Filed as Part of the Registration Statement”.  For further information with respect to the Company and the Securities, reference is made to the Registration Statement and the exhibits thereto.  Statements contained in or incorporated by reference into this Prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement for a complete description of the matter involved.  Each such statement is qualified in its entirety by such reference.  Each time the Company sells Securities under the Registration Statement, it will provide a Prospectus Supplement that will contain specific information about the terms of that offering.  The Prospectus Supplement may also add, update or change information contained in this Prospectus.

SUMMARY OF THE BUSINESS

The following description of the Company is, in some instances, derived from selected information about us contained in the documents incorporated by reference into this Prospectus. This description does not contain all of the information about us and our properties and business that you should consider before investing in any Securities. You should carefully read the entire Prospectus and the applicable Prospectus Supplement, including the section titled “Risk Factors” that follows this description of the Company, as well as the documents incorporated by reference into this Prospectus and the applicable Prospectus Supplement, before making an investment decision.

General Overview

First Mining is a Canadian-focused gold exploration and development company that was created in 2015.  The Company is a Canadian gold developer, with a primary focus being the development and permitting of the Springpole Project and the development and advancement of the Duparquet Project. The Company’s vision is to advance its material assets towards a construction decision and, ultimately, to production, while leveraging the value of its strategic partnership portfolio to provide long-term funding and continuing to assess mineral asset acquisition targets on an ongoing basis.

Since initially listing on the TSX Venture Exchange in April 2015, and on the Toronto Stock Exchange in June 2017, the Company has completed nine acquisitions and, as a result, has accumulated approximately 9.1 million ounces of gold in the measured and indicated resource categories and approximately 4.0 million ounces of gold in the inferred resources category in jurisdictions within Canada.

Intercorporate Relationships

The following diagram shows our current corporate structure and material subsidiaries, as well as the properties held by the various subsidiaries:

Note:

Our other subsidiaries, which each have total assets and revenues less than 10%, and in the aggregate less than 20%, of our total consolidated assets or our total consolidated revenue, are excluded from the above chart.

Mineral Properties

The Company’s material mineral properties consist of:

•	the Duparquet Gold Project located in Québec, Canada (the “Duparquet Project” or “Duparquet”), acquired by the Company on September 15, 2022; and

•	the Springpole Gold Project located in Ontario, Canada (the “Springpole Project” or “Springpole”), acquired by the Company on November 13, 2015.

Unless stated otherwise, information of a scientific or technical nature regarding the Duparquet Project in this Prospectus is summarized, derived or extracted from, respectively, a report entitled “NI 43-101 Technical Report: Preliminary Economic Assessment on the Duparquet Gold Project, Québec, Canada” dated October 20, 2023 with an effective date of September 15, 2023 (as amended and restated, the “Duparquet Report”). The Duparquet Report is authored by: (i) Carl Michaud, P.Eng., MBA, G Mining Services Inc.; (ii) Alexandre Dorval, P. Eng., G Mining Services Inc.; (iii) Marina Iund, P.Geo., InnovExplo Inc.; (iv) Olivier Vadnais-Leblanc, P.Geo., InnovExplo Inc.; (v) Carl Pelletier. P.Geo., InnovExplo Inc.; (vi) Simon Boudreau, P. Eng., InnovExplo Inc.; (vii) Neil Lincoln, P. Eng., G Mining Services Inc.; (viii) Philip Rodrigue, P. Eng., G Mining Services Inc.; and (ix) Sheldon Smith, P. Geo, Stantec Consulting Ltd. Reference should be made to the full text of the Duparquet Report which is available in its entirety on SEDAR+ at www.sedarplus.ca under First Mining’s profile. For greater certainty, the Duparquet Report is not incorporated by reference herein. Reference should be made to the “The Duparquet Report”.

Springpole is the subject of a report entitled “NI 43-101 Technical Report and Pre-Feasibility Study on the Springpole Gold Project, Ontario, Canada” dated February 26, 2021 with an effective date of January 20, 2021 (the “Springpole Report”). The Springpole Report is authored by: (i) Gordon Zurowski, P.Eng., AGP Mining Consultants Inc.; (ii) Roland Tosney, P.Eng., AGP Mining Consultants Inc.; (iii) Dr. Gilles Arseneau, Ph.D., P.Geo., SRK Consulting (Canada) Inc.; (iv) Dr. Adrian Dance, Ph.D., P.Eng., SRK Consulting (Canada) Inc.; (v) Cameron McCarthy, P.Eng., P.Geo., P.Tech., Swiftwater Consulting Ltd.; and (vi) Duke Reimer, P.Eng., Knight Piésold Ltd. Reference should be made to the full text of the Springpole Report which is available in its entirety on SEDAR+ at www.sedarplus.ca under First Mining’s profile. For greater certainty, the Springpole Report is not incorporated by reference herein.

The Company also holds several strategic partnership positions, including (i) a 30% indirect interest in the Pickle Crow Project being advanced by FireFly; (ii) a 49% interest in the Hope Brook Project being advanced in partnership with Big Ridge; and (iii) an equity position in Treasury Metals which is advancing the Goldund Project and the Goliath Gold Complex project.  The Company also owns 100% of the Cameron Project.

Recent Developments

On December 7, 2023, the Company announced the completion of an equity financing by way of a non-brokered private placement for aggregate gross proceeds of $10.8 million (the “2023 Offering”). The 2023 Offering consisted of a total of 86,661,000 Units (the “2023 Units”) at a price of $0.125 per 2023 Unit.  Each 2023 Unit was comprised of one Common Share and one half of one Warrant (each, a “2023 Warrant”), with each full 2023 Warrant being exercisable to acquire one additional Common Share at a price of $0.20 for a period of 36 months following the closing dates of the first and final tranches.

On December 5, 2023, the Company announced the discovery of new gold occurrences confirmed from rock sampling assay results from its 2023 exploration program at the Birch-Uchi Greenstone Belt Project (the “BUGB Project”) located in northwestern Ontario, Canada near the Springpole Project. Exploration assay results have identified a new near-surface and high priority structural setting for gold mineralization approximately 375 metres from the recently drill tested Saddle target which returned 0.92 g/t Au over 114 m.

On October 23, 2023, the Company announced the filing of the Duparquet Report. The results support a 15,000 tonnes per day open pit and underground mining operation over an 11-year mine life. The Duparquet Report highlights include:

•	C$1.07 billion pre-tax NPV5% and C$588 million after-tax NPV5% at US$1,800/oz gold (“Au”)
•	24.9% pre-tax IRR; 18.0% after-tax IRR at US$1,800/oz Au
•	Annual LOM recovered gold production of 233 koz
•	Total LOM recovered gold of 2.5 Moz over an 11-year mine life
•	Pre-tax payback of 3.8 years; after-tax payback of 4.8 years
•	Initial capital costs estimated at C$706 million; sustaining and underground development capital costs estimated at C$738 million
•	Average annual LOM Total Cash Cost of US$751/oz; average annual LOM All-In Sustaining Costs (“AISC”) of US$976/oz

On September 5, 2023, the Company announced the confirmation of a new gold zone based on initial results from its Phase I exploration drilling program at the Duparquet Project. Drilling at Duparquet occurred at the newly modeled “Buzz Zone” which intersected 6.52 g/t Au over 4.6 m and 1.19 g/t Au over 10.4 m in drill hole DUP23-002, and 4.94 g/t Au over 1.00 m as well as 2.16 g/t Au over 1.50 m in drill hole DUP23-003, confirming a newly modeled gold zone targeted proximal to the South Beattie Syenite contact.  In addition, results from drill hole DUP23-001 returned 2.28 g/t Au over 5.05 m, and drill hole DUP23-002 returned 8.70 g/t Au over 3.3 m, validating wireframes for the existing resource.

On July 20, 2023, the Company announced results from its 2023 drill program focused on the advancement of its Horseshoe and Atlantis drilling targets in the BUGB Project.  Winter drilling at the project comprised a total of eleven drill holes for 2,760 metres focused on three target areas: Saddle, Horseshoe, and Atlantis. First drilling by the Company at the Horseshoe target included five drill holes totalling 1,589 metres which identified a significant gold mineralization system, with drill highlights including 0.48 g/t Au over 48.5 metres in drill hole HOR23-001, 0.54 g/t Au over 57 metres in drill hole HOR23-002, and 0.64 g/t Au over 24 metres and 0.45 g/t Au over 14.5 metres in drill hole HOR23-003. The Company also completed drilling at the Atlantis target which focused on EM plate modelled targets identified in the 2022 airborne geophysics campaign.  It was also announced that Samir Patel, the Company’s General Counsel & Corporate Secretary, departed First Mining, effective July 21, 2023.

On July 6, 2023, the Company announced results from the 2023 drilling program focused on the advancement of its Saddle drilling target in the BUGB Project. The Saddle target occurs approximately 12 km southwest of the Springpole Project.  Winter drilling at the BUGB Project comprised a total of eleven drill holes for 2,760 meters focused on three target areas including Saddle, Horseshoe, and Atlantis. First drilling by the company at the Saddle target included five drill holes totalling 842 meters which identified a significant gold mineralization system, returning grades of 0.92 g/t Au over 114.0 meters in hole SAT23-001, and 0.75 g/t Au over 57.7 meters in drill hole SAT23-002.

On June 26, 2023, the Company announced the completion of a flow-through equity financing by way of a non-brokered private placement for aggregate gross proceeds of $5 million (the “2023 FT Offering”). The 2023 FT Offering consisted of 18,518,519 flow-through Units (the “2023 FT Units”) at a price of $0.27 per FT Unit.  Each 2023 FT Unit was comprised of one Common Share and one half of one Warrant (each, a “2023 FT Warrant”), issued on a flow-through basis, with each full 2023 FT Warrant being exercisable to acquire one additional Common Share at a price of $0.27 for a period of 36 months following the closing date of the 2023 FT Offering. The Common Shares underlying the 2023 FT Warrants were not issued as “flow-through shares”.

On June 21, 2023, the Company announced exploration results from the Swain Property and the Sol d’Or property (the “Sol d’Or Property”) in the BUGB Project. Results from field and drilling programs on these two properties identified new gold mineralization in favourable geologic settings with a potential for unlocking new discoveries. Key highlights include, among other things, return of rock samples from the Sol d’Or Property, including a high-grade sample of 34.7 g/t AU, and drilling of five priority holes at the Swain Property, including drill intersects of up to 0.64 g/t AU over 5.6 m and 0.34 g/t AU over 14.9 m.

On June 19, 2023, the Company announced the publication of its second annual Environmental, Social and Governance (“ESG”) Report for the 2022 year (“ESG Report”).  The ESG Report provides a comprehensive overview of the Company’s ESG commitments, practices, and performance.

On June 14, 2023, the Company successfully held its annual general meeting of shareholders and announced that the Company’s shareholders had voted in favour of all matters.

On April 24, 2023, the Company announced that it sold certain mining claims in Manitoba (the “Eagle Claims”) to Grid Metals Corp. (“Grid Metals”) for total consideration comprised of: (i) $300,000 in cash; (ii) 250,000 common shares of Grid Metals; (iii) a future contingent payment of $350,000; and (iv) a 2.0% NSR royalty on the Eagle Claims.

On April 20, 2023, the Company announced that it commenced mobilization, through its wholly-owned subsidiary Mines d’Or Duparquet Inc. (“Mines d’Or Duparquet”), on an initial 5,000 metre exploration drilling program at the Duparquet Project, focusing on advancing a number of exploration targets, as well as resource growth and several optimization opportunities.

On April 12, 2023, the Company announced its 2022 drilling program results for the Springpole Project, comprised of 62 drill holes totalling 5,834 meters, including 1.08g/t gold over 30.0 m in hole SG22-008 and 0.98 g/t AU in hole SG22-021.

More detailed information regarding the business of the Company, its operations and its mineral properties can be found in the AIF and other documents which are incorporated in this Prospectus by reference.  See “Documents Incorporated by Reference”.

USE OF PROCEEDS

The use of proceeds from the sale of Securities will be described in the applicable Prospectus Supplement relating to a specific offering and sale of Securities.  Unless otherwise specified in a Prospectus Supplement, among other potential uses, the Company may use the net proceeds from the sale of Securities for general corporate purposes, including funding ongoing operations and/or working capital requirements, to repay indebtedness outstanding from time to time, capital projects and potential future acquisitions.

The Company had negative cash flows from operating activities for the financial year ended December 31, 2022.  To the extent that the Company has negative cash flows from operating activities in future periods, the Company may need to use a portion of the proceeds from any offering to fund such negative cash flows.  See “Risk Factors – Negative Cash Flows from Operating Activities.”

Management of the Company will retain broad discretion in allocating the net proceeds of any offering of Securities under this Prospectus and applicable Prospectus Supplement, and the Company’s actual use of the net proceeds will vary depending on the availability and suitability of investment opportunities and its operating and capital needs from time to time.  All expenses relating to an offering of Securities and any compensation paid to underwriting dealers or agents as the case may be, will be paid out of the proceeds from the sale of Securities, unless otherwise stated in the applicable Prospectus Supplement.

The Company may, from time to time, issue securities (including Securities) other than pursuant to this Prospectus.

CONSOLIDATED CAPITALIZATION

There have been no material changes in our consolidated share or debt capital since September 30, 2023, the date of our financial statements for the most recently completed financial period, except that the issued and outstanding shares has increased from 829,503,375 as at September 30, 2023 to 916,414,375 as at the date of this Prospectus as a result of issuances by the Company in connection with (i) the earn-in agreement with ALX Resources Corp. (“ALX”), (ii) management advisory services, (iii) the exercise of stock options (the “Options”) and redemption of share units, and (iv) the 2023 Offering.

PLAN OF DISTRIBUTION

The Company may from time to time during the 25-month period that this Prospectus, including any amendments hereto, remains valid, offer for sale and issue up to an aggregate of $100,000,000 in Securities hereunder.

The Company may offer and sell the Securities to or through underwriters or dealers purchasing as principals and may also sell directly to one or more purchasers or through agents or pursuant to applicable statutory exemptions.  The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent, as the case may be, engaged by the Company in connection with the offering and sale of the Securities, and will set forth the terms of the offering of such Securities, including, to the extent applicable, any fees, discounts or any other compensation payable to underwriters, dealers or agents in connection with the offering, the method of distribution of the Securities, the initial issue price, the proceeds that the Company will receive and any other material terms of the plan of distribution.  Any initial offering price and discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

In addition, the Securities may be offered and issued in consideration for the acquisition of other businesses, assets or securities by the Company or one of its subsidiaries.  The consideration for any such acquisition may consist of the Securities separately, a combination of Securities or any combination of, among other things, Securities, cash and assumption of liabilities.

The Securities may be sold, from time to time in one or more transactions at a fixed price or prices or at prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing prices or at negotiated prices, including sales in transactions that are deemed to be ATM Distributions, including sales made directly on the Exchange or other existing trading markets for the Common Shares.  The price at which the Securities will be offered and sold may vary as between purchasers and during the period of distribution of the applicable Securities.  If, in connection with the offering of Securities at a fixed price or prices, the underwriters, dealers or agents have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters, dealers or agents will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters, dealers or agents to the Company.

In connection with the sale of the Securities, underwriters, dealers or agents may receive compensation from the Company or from other parties, including in the form of underwriters’, dealers’ or agents’ fees, commissions or concessions.  Underwriters, dealers and agents that participate in the distribution of the Securities may be deemed to be underwriters for the purposes of applicable Canadian securities legislation and any such compensation received by them from the Company and any profit on the resale of the Securities by them may be deemed to be underwriting commissions.

In connection with any offering of Securities, except as otherwise set out in a Prospectus Supplement relating to a particular offering of Securities and other than in relation to an ATM Distribution, the underwriters, dealers or agents, as the case may be, may over-allot or effect transactions intended to fix, stabilize, maintain or otherwise affect the market price of the Securities at a level other than those which otherwise might prevail on the open market.  Such transactions may be commenced, interrupted or discontinued at any time.

Underwriters, dealers or agents who participate in the distribution of the Securities may be entitled, under agreements to be entered into with the Company, to indemnification by the Company against certain liabilities, including liabilities under the U.S. Securities Act and Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.  Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

Unless otherwise specified in the applicable Prospectus Supplement, each series or issue of Securities (other than Common Shares) will be a new issue of Securities with no established trading market.  Accordingly, there is currently no market through which the Securities (other than Common Shares) may be sold and purchasers may not be able to resell such Securities purchased under this Prospectus.  This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation.  No assurances can be given that a market for trading in Securities (other than Common Shares) of any series or issue will develop or as to the liquidity of any such market, whether or not the Securities are listed on a securities exchange.  See “Risk Factors”.

DESCRIPTION OF SECURITIES

The following is a brief summary of certain general terms and provisions of the Securities as at the date of this Prospectus.  The summary does not purport to be complete and is indicative only.  The specific terms of any Securities to be offered under this Prospectus, and the extent to which the general terms described in this Prospectus apply to such Securities, will be set forth in the applicable Prospectus Supplement.  Moreover, a Prospectus Supplement relating to a particular offering of Securities may include terms pertaining to the Securities being offered thereunder that are not within the terms and parameters described in this Prospectus.

Description of Share Capital

The authorized share capital of the Company consists of an unlimited number of Common Shares. As of the date of this Prospectus, there were 916,414,375 Common Shares issued and outstanding.

Description of Common Shares

The following is a brief summary of the material attributes of the Common Shares.  This summary does not purport to be complete.

The holders of Common Shares are entitled to one vote per share at all meetings of shareholders of the Company except separate meetings of the holders of another class or series of shares of the Company.  Subject to the preferences accorded to holders of any class of shares of the Company ranking senior to or equal with the Common Shares, the Common Shares are entitled to dividends, if and when declared by the Company’s board of directors (the “Board”), and to the distribution of the residual assets of the Company in the event of the liquidation, dissolution or winding-up of the Company.

Holders of our Common Shares have no pre-emptive, redemption, purchase or conversion rights attaching to their shares, and the Common Shares, when fully paid, will not be liable to further call or assessment.  No other class of shares may be created without the approval of the holders of the Common Shares.  There are no provisions discriminating against any existing or prospective holder of the Common Shares as a result of such shareholder owning a substantial number of Common Shares.  In addition, non-residents of Canada who hold Common Shares have the same rights as shareholders who are residents of Canada.

Common Shares offered hereunder may be “flow-through shares” within the meaning of the Income Tax Act (Canada).  The particular terms and provisions of any such offerings by any Prospectus Supplement will be described in such Prospectus Supplement.  Common Shares may be offered separately or together with other Securities.

Description of Preferred Shares

The following is a brief summary of certain general terms and provisions of the Preferred Shares that may be offered pursuant to this Prospectus.  This summary does not purport to be complete. The particular terms and provisions of the Preferred Shares as may be offered pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement pertaining to such offering of Preferred Shares, and the extent to which the general terms and provisions described below may apply to such Preferred Shares will be described in the applicable Prospectus Supplement.

The Preferred Shares are issuable in series.  The Preferred Shares of each series rank in parity with the Preferred Shares of every other series with respect to dividends and return of capital and are entitled to a preference over the Common Shares and any other shares ranking junior to the Preferred Shares with respect to priority in the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company.

The Company’s Board of Directors is empowered to fix the number of Preferred Shares and the rights to be attached to the Preferred Shares of each series, including the amount of dividends and any conversion, voting and redemption rights.  Subject to the Company’s Articles and applicable law, the Preferred Shares as a class are not entitled to receive notice of or attend or vote at meetings of the Company’s shareholders.

Description of Warrants

The following is a brief summary of certain general terms and provisions of the Warrants that may be offered pursuant to this Prospectus.  This summary does not purport to be complete.  The particular terms and provisions of the Warrants as may be offered pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement pertaining to such offering of Warrants, and the extent to which the general terms and provisions described below may apply to such Warrants will be described in the applicable Prospectus Supplement.

Warrants may be offered separately or together with other Securities, as the case may be.  Each series of Warrants may be issued under a separate warrant indenture or warrant agency agreement to be entered into between the Company and one or more banks or trust companies acting as warrant agent (the “Warrant Agent”) or may be issued as stand-alone contracts.  The applicable Prospectus Supplement will include details of the warrant agreements, if any, governing the Warrants being offered.  The Warrant Agent, if any, will be expected to act solely as the agent of the Company and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants.  A copy of any warrant indenture or any warrant agency agreement relating to an offering of Warrants will be filed by the Company with the relevant securities regulatory authorities in Canada after it has been entered into by the Company.

Each applicable Prospectus Supplement will set forth the terms and other information with respect to the Warrants being offered thereby, which may include, without limitation, the following (where applicable):

•	the designation of the Warrants;
•	the aggregate number of Warrants offered and the offering price;
•	the designation, number and terms of the other Securities purchasable upon exercise of the Warrants, and procedures that will result in the adjustment of those numbers;
•	the exercise price of the Warrants;
•	the dates or periods during which the Warrants are exercisable including any “early termination” provisions;
•	the designation, number and terms of any Securities with which the Warrants are issued;
•	the terms of any provisions allowing or providing for adjustments in (a) the number and/or class of shares that may be purchased, (b) the exercise price per share or (c) the expiry of the Warrants;
•	if the Warrants are issued as a unit with another Security, the date on and after which the Warrants and the other Security will be separately transferable;
•	whether such Warrants are to be issued in registered form, “book-entry only” form, bearer form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof;
•	any minimum or maximum amount of Warrants that may be exercised at any one time;
•	whether such Warrants will be listed on any securities exchange;
•	whether such Warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;
•	whether fractional Common Shares will be issued upon exercise of Warrants;
•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the Warrants;
•	certain material Canadian tax and U.S consequences of owning the Warrants; and
•	any other material terms and conditions of the Warrants.

Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the securities subject to the Warrants.

Description of Subscription Receipts

The following is a brief summary of certain general terms and provisions of the Subscription Receipts that may be offered pursuant to this Prospectus.  This summary does not purport to be complete.  The particular terms and provisions of the Subscription Receipts as may be offered pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement pertaining to such offering of Subscription Receipts, and the extent to which the general terms and provisions described below may apply to such Subscription Receipts will be described in the applicable Prospectus Supplement.

Subscription Receipts may be offered separately or together with other Securities, as the case may be, and such Subscription Receipts will entitle the holders thereof to receive, upon satisfaction of certain release conditions (the “Release Conditions”) and for no additional consideration, other Securities (in any combination thereof).  The Subscription Receipts may be issued under one or more subscriptions receipt agreements (each, a “Subscription Receipt Agreement”), the material terms of which will be described in the applicable Prospectus Supplement, each to be entered into between the Company and an escrow agent (the “Escrow Agent”) that will be named in the relevant Prospectus Supplement. Each Escrow Agent will be a financial institution organized under the laws of Canada or a province thereof and authorized to carry on business as a trustee. If underwriters or agents are used in the sale of any Subscription Receipts, one or more of such underwriters or agents may also be a party to the Subscription Receipt Agreement governing the Subscription Receipts sold to or through such underwriter or agent.

The statements made in this Prospectus relating to any Subscription Receipt Agreement and Subscription Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Subscription Receipt Agreement. Prospective investors should refer to the Subscription Receipt Agreement relating to the specific Subscription Receipts being offered for the complete terms of the Subscription Receipts. The Company will file a copy of any subscription receipt agreement relating to an offering of Subscription Receipts with the relevant securities regulatory authorities in Canada after it has been entered into by the Company.

Each applicable Prospectus Supplement will set forth the terms and other information with respect to the Subscription Receipts being offered thereby, which may include, without limitation, the following (where applicable):

•	the designation and aggregate number of Subscription Receipts being offered;
•	the price at which the Subscription Receipts will be offered;
•	the Release Conditions that must be met in order for holders of Subscription Receipts to receive, for no additional consideration, other Securities (in any combination thereof);
•	the dates or periods during which the Subscription Receipts are convertible, for no additional consideration, into other Securities;
•	the designation, number and terms of the other Securities that may be exchanged upon conversion of each Subscription Receipt;
•	the designation, number and terms of any other Securities with which the Subscription Receipts will be offered, if any, and the number of Subscription Receipts that will be offered with each Security;
•	whether such Subscription Receipts are to be issued in registered form, “book-entry only” form, bearer form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof;
•	the identity of the Escrow Agent;
•	the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of Subscription Receipts, together with interest and income earned thereon (collectively, the “Escrowed Funds”), pending satisfaction of the Release Conditions;
•	the terms and conditions pursuant to which the Escrow Agent will hold other Securities (in any combination thereof) pending satisfaction of the Release Conditions;
•	the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to the Company upon satisfaction of the Release Conditions;
•	if the Subscription Receipts are sold to or through underwriters or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters or agents in payment of all or a portion of their fees or commissions in connection with the sale of the Subscription Receipts;
•	procedures for the refund by the Escrow Agent to holders of subscription receipts of all or a portion of the subscription price of their subscription receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the Release Conditions are not satisfied;
•	any entitlement of the Company to purchase the Subscription Receipts in the open market by private agreement or otherwise;
•	provisions as to modification, amendment or variation of the subscription receipt agreement or any rights or terms of the Subscription Receipts, including upon any subdivision, consolidation, reclassification or other material change of the Common Shares, Warrants or other securities of the Company, any other reorganization, amalgamation, merger or sale of all or substantially all of the Company’s assets or any distribution of property or rights to all or substantially all of the holders of Common Shares;
•	whether the Company will apply to list the Subscription Receipts on a securities exchange or automated interdealer quotation system;
•	terms applicable to the gross or net proceeds from the sale of the Subscription Receipts plus any interest earned thereon;
•	certain material Canadian and U.S. tax consequences of owning the Subscription Receipts; and
•	any other material terms and conditions of the Subscription Receipts.

Description of Units

The following is a brief summary of certain general terms and provisions of the Units that may be offered pursuant to this Prospectus.  This summary does not purport to be complete.  The particular terms and provisions of the Units as may be offered pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement pertaining to such offering of Units, and the extent to which the general terms and provisions described below may apply to such Units will be described in the applicable Prospectus Supplement.

Units may be offered separately or together with other Securities, as the case may be.

Each applicable Prospectus Supplement will set forth the terms and other information with respect to the Units being offered thereby, which may include, without limitation, the following (where applicable):

•	the number of Units;
•	the price at which the Units will be offered;
•	the designation, number and terms of the Securities comprising the Units; whether the Units will be issued with any other Securities and, if so, the amount and terms of these Securities;
•	terms applicable to the gross or net proceeds from the sale of the Units plus any interest earned thereon;
•	the date on and after which the Securities comprising the Units will be separately transferable;
•	whether the Securities comprising the Units will be listed on any securities exchange;
•	whether such Units or the Securities comprising the Units are to be issued in registered form, “book-entry only” form, bearer form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof;
•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the Units;
•	certain material Canadian and U.S. tax consequences of owning the Units; and
•	any other material terms and conditions of the Units.

PRIOR SALES

Common Shares

The following table summarizes details of the Common Shares issued by the Company during the 12 month period prior to the date of this Prospectus:

Date of Issuance	Weighted Average Price Per Common Share ($)	Aggregate Number of Common Shares
January 16, 2023(1)	$0.22	1,000,000
January 16, 2023(1)	$0.22	1,000,000
February 1, 2023(2)	$0.205	2,500,000
February 6, 2023(3)	$0.205	223,332
March 2, 2023(4)	$0.191	391,873
March 10, 2023(3)	$0.18	316,666

	Weighted Average Price Per Common Share ($)	Aggregate Number of Common Shares
April 28, 2023(5)	$0.18	1,000,000
April 28, 2023(6)	$0.18	553,520
June 23, 2023(7)	$0.27	18,518,519
August 31, 2023(8)	$0.166	300,120
September 22, 2023(9)	$0.14	1,249,864
September 28, 2023(3)	$0.14	223,332
October 19, 2023(10)	$0.12	250,000
November 21, 2023(11)	$0.125	63,993,000
December 7, 2023(11)	$0.125	22,668,000
TOTAL		114,188,226

Notes:

(1)	Issued in connection with the acquisition of a private company associated with the Birch and Casummit Lake properties.
(2)	Issued in connection with the acquisition of the Porcupine East Property with IAMGOLD Corporation.
(3)	Pursuant to First Mining’s Long-Term Incentive Plan.
(4)	Issued in connection with the earn-in agreement that the Company has entered into with Exiro Minerals Corp. with respect to the Swain Post property.
(5)	Issued in connection with an option agreement entered into with a private company.
(6)	Issued in connection with the earn-in agreement that the Company has entered into with Whitefish with respect to the Swain Lake Property.
(7)	Issued in connection with the 2023 Flow-Through Offering.
(8)	Issued in connection with management advisory services provided.
(9)	Issued in connection with the earn-in agreement that the Company has entered into with ALX with respect to the Vixen Properties.
(10)	Issued in connection with the earn-in agreement that the Company has entered into with Pelangio with respect to the Birch Lake Properties.
(11)	Issued in connection with the 2023 Offering.

Warrants

The following table summarizes details of the Warrants issued by the Company during the 12-month period prior to the date of this Prospectus:

Date of Grant	Number of Warrants Granted	Exercise Price ($)	Expiry Date
June 23, 2023(1)	9,259,259	$0.27	June 23, 2026
November 21, 2023(2)	31,996,500	$0.20	November 21, 2026
December 7, 2023(2)	11,334,000	$0.20	December 7, 2026

Note:

(1)	Issued to various shareholders as part of the 2023 FT Offering.
(2)	Issued in connection with the 2023 Offering.

Options

The following table summarizes details of the Options issued by the Company during the 12-month period prior to the date of this Prospectus:

Date of Grant	Number of Options Granted	Exercise Price ($)	Expiry Date
December 7, 2022 (1)	675,000	$0.205	December 7, 2027
February 14, 2023 (2)	16,075,000	$0.19	February 14, 2028
April 18, 2023 (3)	60,000	$0.19	April 18, 2028
June 7, 2023 (1)	200,000	$0.185	June 7, 2028
July 5, 2023 (3)	575,000	$0.175	July 5, 2028
August 15, 2023 (3)	50,000	$0.155	August 15, 2028
TOTAL	17,635,000

Notes:

(1)	Issued to a new employee(s) of First Mining.
(2)	Issued to First Mining’s directors, officers, employees and certain consultants.
(3)	Issued to employee(s) of First Mining.

Restricted Share Units

The following table summarizes details of the restricted share units (“RSUs”) issued by the Company during the 12-month period prior to the date of this Prospectus:

Date of Grant	Number of RSUs Granted
February 14, 2023	2,817,045

Deferred Share Units

The following table summarizes details of the deferred share units (“DSUs”) issued by the Company during the 12-month period prior to the date of this Prospectus:

Date of Grant	Number of DSUs Granted
February 14, 2023	450,000

Preferred Share Units

The following table summarizes details of the preferred share units (“PSUs”) issued by the Company during the 12-month period prior to the date of this Prospectus:

Date of Grant	Number of PSUs Granted
December 16, 2022	1,913,000
February 14, 2023	4,900,000
TOTAL	6,813,000

TRADING PRICE AND VOLUME

The Common Shares trade on the Exchange under the symbol “FF”.

On December 20, 2023, being the last trading day prior to the date of this Prospectus, the closing price of the Common Shares on the Exchange was $0.14.  The price range and trading volume of the Common Shares for each month from December 2022 to December 2023, as reported by the Exchange, are set out below:

Month	High ($)	Low ($)	Total Volume
December 1-20, 2023	0.14	0.125	7,113,378
November 2023	0.14	0.115	12,848,556
October 2023	0.155	0.12	13,914,955
September 2023	0.145	0.13	9,165,440
August 2023	0.165	0.135	11,158,820
July 2023	0.18	0.16	7,981,573
June 2023	0.185	0.16	8,017,743
May 2023	0.19	0.175	9,483,774
April 2023	0.19	0.17	8,784,670
March 2023	0.19	0.165	11,704,080
February 2023	0.2125	0.18	5,808,030
January 2023	0.245	0.205	10,205,700
December 2022	0.22	0.195	7,277,330

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement may describe certain Canadian federal income tax consequences to an investor who is a non-resident of Canada or to an investor who is a resident of Canada of acquiring, owning and disposing of any of the Securities offered thereunder.  The applicable Prospectus Supplement may also describe certain U.S. federal income tax consequences of the acquisition, ownership and disposition of any of the Securities offered thereunder by an initial investor who is subject to United States federal taxation.  Investors should read the tax discussion in any Prospectus Supplement with respect to a particular offering and consult their own tax advisors with respect to their own particular circumstances.

RISK FACTORS

Before deciding to invest in any Securities, prospective purchasers of the Securities should consider carefully the risk factors and the other information contained and incorporated by reference in this Prospectus and the applicable Prospectus Supplement relating to a specific offering of Securities before purchasing the Securities.  An investment in the Securities offered hereunder is speculative and involves a high degree of risk. Information regarding the risks affecting the Company and its business is provided in the documents incorporated by reference in this Prospectus, including in the AIF under the heading “Risks That Can Affect Our Business”.  Additional risks and uncertainties not known to the Company or that management currently deems immaterial may also impair the Company’s business, financial condition, results of operations or prospects.  The following risk factors, as well as risks currently unknown to us, could materially and adversely affect our future business, operations and financial condition and could cause them to differ materially from the estimates described in forward-looking statements relating to the Company, or its business, property or financial results, each of which could cause purchasers of our securities to lose part or all of their investment. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statements Regarding Forward-Looking Information” and “Documents Incorporated by Reference”.

Risks Related to the Company and its Business

Exploration and Development Risks

The exploration for and development of minerals involves significant risks which even a combination of careful evaluation, experience and knowledge may not eliminate.  These risks include: few properties that are explored are ultimately developed into producing mines; there can be no guarantee that the estimates of quantities and qualities of minerals disclosed will be economically recoverable; with all mining operations there is uncertainty and, therefore, risk associated with operating parameters and costs resulting from the scaling up of extraction methods tested in pilot conditions; and mineral exploration is speculative in nature and there can be no assurance that any minerals discovered will result in an increase in our resource base.

Exploration and development of mineral properties is capital intensive and unsuccessful exploration or development programs could have a material adverse impact on our operations and financial condition.

Operational Hazards and Risks

Our operations will be subject to all of the hazards and risks normally encountered in the exploration and development of minerals. To the extent that we take a property to production, we will be subject to all of the hazards and risks associated with the production of minerals. These risks include: unusual and unexpected geological formations; rock falls; seismic activity; flooding and other conditions involved in the extraction of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to life or property, environmental damage and possible legal liability; environmental pollution, and consequent liability that could have a material adverse impact on our business, operations and financial performance; mechanical equipment, facility performance problems and industrial accidents; and periodic disruptions due to inclement or hazardous weather conditions.

Substantial Expenditures

Substantial expenditures are required to establish mineral resources and mineral reserves through drilling, to develop metallurgical processes to extract the metal from the ore and, in certain cases, to develop infrastructure at any site chosen for exploration. Although substantial benefits may be derived from the discovery of a major mineralized deposit, no assurance can be given that minerals will be discovered in sufficient quantities to justify commercial operations or that funds required for development can be obtained on a timely basis. The economics of developing mineral properties is affected by many factors including: the cost of operations, which may fluctuate due to a variety of factors, including inflation; variations in the grade of mineralized material mined; fluctuations in metal markets; and such other factors as government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals and environmental protection.

The remoteness and restrictions on access of properties in which we have an interest will have an adverse effect on expenditures as a result of higher infrastructure costs. There are also physical risks to the exploration personnel working in the terrain in which our properties are located, occasionally in poor climate conditions.

Actual capital costs, operating costs, production and economic returns with respect to our properties may differ significantly from those we have anticipated and there are no assurances that any future development activities will result in profitable mining operations. The capital costs required to develop or take our projects into production may be significantly higher than anticipated. To the extent that such risks impact upon any such properties, there may be a material adverse effect on results of operations on such properties which may in turn have a material adverse effect on our financial condition.

No History of Mineral Production

The Company has no history of commercially producing metals from its mineral exploration properties. There can be no assurance that we will successfully establish mining operations or profitably produce gold or other precious metals on any of our properties. The development of mineral properties involves a high degree of risk and few properties that are explored are ultimately developed into producing mines. The commercial viability of a mineral deposit is dependent upon a number of factors which are beyond our control, including the attributes of the deposit, commodity prices, government policies and regulation and environmental protection. Fluctuations in the market prices of minerals may render mineral reserves and deposits containing relatively lower grades of mineralization uneconomic. While our Springpole Project is currently advancing, none of our other mineral properties are currently under development or production. The future development of any properties found to be economically feasible will require applicable licenses and permits and will require the construction and operation of mines, processing plants and related infrastructure. As a result, the development of any property will be subject to all of the risks associated with establishing new mining operations and business enterprises, including, but not limited to: the timing and cost of the construction of mining and processing facilities; the availability and costs of skilled labour and mining equipment; the availability and cost of appropriate smelting and/or refining arrangements; the need to obtain necessary environmental and other governmental approvals and permits and the timing of those approvals and permits; and the availability of funds to finance construction and development activities.

It is common in new mining operations to experience unexpected problems and delays during development, construction and mine start-up. In addition, delays in the commencement of mineral production often occur. Accordingly, there are no assurances that our activities will result in profitable mining operations or that mining operations will be established at any of our properties.

Title Risks

Title to mineral properties, as well as the location of boundaries on the ground may be disputed. Moreover, additional amounts may be required to be paid to surface right owners in connection with any mineral exploration or development activities. At all properties where we have current or planned exploration activities, we believe that we have either contractual, statutory, or common law rights to make such use of the surface as is reasonably necessary in connection with those activities.

We do not have title insurance for certain of our mining claims and our ability to ensure that we have obtained secure claims to individual mineral properties or mining concessions may be severely constrained. We have not conducted surveys of all our claims; therefore, the precise area and location of such claims may be in doubt. In addition, many of our mineral properties have had previous owners, and third parties may have valid claims (known or unknown) underlying our interests therein. Accordingly, our properties may be subject to prior unregistered liens, agreements, royalties, transfers or claims, including First Nations land claims, and title may be affected by, among other things, undetected defects.

In January 2022 we became aware that the Cat Lake First Nation and certain other parties have filed a Statement of Claim against the Crown seeking an order from the Ontario Superior Court of Justice that all mineral tenure over which the Cat Lake First Nation claim exclusive aboriginal title (which includes the land where the Springpole Project is situated) be returned to them and all mining permits, leases, licenses and patents in respect of such lands be cancelled. We are continuing to monitor this claim but there is no assurance it will be resolved in the favour of the Crown. If the claim is resolved in favour of the Cat Lake First Nation this would have a material and adverse effect on our ability to operate and develop the Springpole Project. In addition, we may be unable to explore our properties as permitted or to enforce our rights with respect to our properties. An impairment to or defect in our title to our properties could have a material adverse effect on our business, financial condition or results of operation.

Indigenous Peoples

Various international and national laws, codes, court decisions, resolutions, conventions, guidelines, and other materials (collectively, the “Instruments”) relate to the rights of Indigenous peoples, including the First Nations and Metis of Canada. We operate in some areas presently or previously inhabited or used by Indigenous peoples including areas in Canada over which Indigenous peoples have established or asserted Aboriginal treaty rights, Aboriginal title, or Aboriginal rights. Many of these rights or titles impose obligations on governments and private parties as they relate to the rights of Indigenous people concerning resource development. Some mandate that government consult with, and if required, accommodate Indigenous people for government actions which may affect Indigenous people, including actions to approve or grant mining rights or exploration, development or production permits. The obligations of government and private parties under the various international and national Instruments pertaining to Indigenous people continue to evolve and be defined.

Government policy and its implementation regarding Indigenous consultation (including the requirements that are imposed on the mining industry) and accommodation continue to change. In certain circumstances, Indigenous communities are entitled to be consulted prior to, and during, resource development. The consultation and accommodation process and expectations of parties (government, Indigenous communities and industry proponents) involved can vary considerably from project to project, within stages of the project life and among Indigenous communities. There can be overlapping or inconsistent Indigenous or treaty claims respecting a project. These can contribute to process uncertainty, increased costs, delay in receiving required approvals, and potentially, an inability to secure the required approvals for a project, each of which could have a material adverse effect on the Company’s business, operations, results of operations, financial condition and future prospects. In addition, the federal government has committed to introducing legislation to implement the United Nations Declaration on the Rights of Indigenous Peoples (“

UNDRIP”). Some provinces and territories are also considering, or have introduced, similar legislation. It is uncertain how the federal and other governments intend to implement UNDRIP. Implementation may add additional uncertainty as to the nature and extent of Aboriginal rights or title and may also include new processes and additional consultation requirements for project development and operations, which may increase costs, increase approval timelines and impose development and operational additional obligations or restrictions.

Our current operations and current and future exploration program may be subject to a risk that one or more groups of Indigenous people may oppose the operations or development of any of our properties or on properties in which we hold a direct or indirect interest, even where we have entered into agreements with applicable Indigenous and non-Indigenous authorities. Such opposition may be directed through legal or administrative proceedings or expressed in manifestations such as protests, roadblocks or other forms of public expression against our activities. Opposition by Indigenous people to our operations may require modification of or preclude development of our projects or may require us to enter into agreements with Indigenous people with respect to projects on such properties. Such agreements or restrictions on operations may have a material adverse effect on our business, financial and results of operations. Even where such agreements have been entered into, there can be no certainty that there will not be disagreements between the Company and groups or sub-groups of Indigenous persons which may result in project delays or have other material adverse effects on the Company.

Furthermore, the impact of any First Nation claim on the Company’s interest in its mineral properties cannot be predicted with any degree of certainty and no assurance can be given that a broad recognition of First Nations rights in the area in which the Company’s mineral properties are located, by way of negotiated settlements or judicial pronouncements, would not have an adverse effect on the Company’s activities. In addition, there is no assurance that the Company will be able to maintain practical working relationships with First Nations which would allow it to ultimately develop the Company’s mineral properties. The Company has been informed by Cat Lake First Nation that the Council has passed a Band Council Resolution supporting a ban on mineral exploration and mining activity in its traditional territory, and specifically addresses this ban to the Springpole Project.  The Company has been told by the Province of Ontario that Cat Lake First Nation does not have authority to impose such a ban, and to date this ban has not impacted the Company’s ability to secure exploration and operating permits for the Springpole Project.

Environmental Laws and Regulations

All phases of the mining business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of international conventions and state and municipal laws and regulations. Environmental legislation provides for, among other things, restrictions, conditions and prohibitions on, amongst other things, spills, releases or emissions of various substances produced in association with mining operations and development. The legislation also requires that mines and exploration sites be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities and may require the deposit of adequate reclamation and remediation security. Compliance with such legislation can require significant expenditures and a breach may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner expected to result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees. Companies engaged in exploration and development of mineral properties may from time to time experience increased costs and delays in exploration and production as a result of the need to comply with applicable laws, regulations and permits. The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of operations.

We believe we are in substantial compliance with all material laws and regulations which currently apply to our activities. We cannot give any assurance that, notwithstanding our precautions and limited history of activities, breaches of environmental laws (whether inadvertent or not) or environmental pollution will not result in additional costs or curtailment of planned activities and investments, which could have a material and adverse effect on our future cash flows, earnings, results of operations and financial condition. Failure to comply with applicable laws, regulations, and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Companies engaged in mining operations may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations and, in particular, environmental laws even where there has been no intentional wrong-doing. Amendments to current laws, regulations and permits governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on us and cause increases in capital expenditures or any future production costs or require abandonment or delays in the development of new mining properties.

Mineral Reserve and Mineral Resource Estimates

The properties in which we hold an interest are currently considered to be in the exploration and development stage only and do not contain a known body of commercial minerals beyond the preliminary feasibility level. Mineral resources and mineral reserves are, in large part, estimates and no assurance can be given that the anticipated tonnages and grades will be achieved or that the particular level of recovery will be realized.

Mineral resources on our properties have been determined based upon assumed cut-off grades, metal prices and operating costs at the time of calculation, as set out in the applicable technical reports. Future production, if any, could differ dramatically from mineral resource and mineral reserve estimates because, among other reasons: mineralization or formations could be different from those predicted by drilling, sampling and similar examinations; calculation errors could be made in estimating mineral resources and mineral reserves; increases in operating mining costs and processing costs could adversely affect mineral resources and mineral reserves; the grade of the mineral resources and mineral reserves may vary significantly from time to time and there is no assurance that any particular level of metals may be recovered from the ore; and declines in the market price of the metals may render the mining of some or all of the mineral reserves uneconomic. Estimates of mineral resources, mineral reserves, mineral deposits and production costs can also be affected by such factors as: environmental permitting regulations and requirements; weather; environmental factors; unforeseen technical difficulties; unusual or unexpected geological formations; and work interruptions.

Such estimates are expressions of judgment based on knowledge, mining experience, analysis of drilling results and industry practices. Valid estimates made at a given time may significantly change when new information becomes available. By their nature, mineral resource and mineral reserve estimates are imprecise and depend, to a certain extent, upon statistical inferences which may ultimately prove unreliable. Any inaccuracy or future reduction in such estimates could have a material adverse impact on the Company.

Estimated mineral resources may require downward revisions based on changes in metal prices, further exploration or development activity, increased production costs or actual production experience. This could materially and adversely affect estimates of the tonnage or grade of mineralization, estimated recovery rates or other important factors that influence mineral resource and mineral reserve estimates.

Any reduction in estimated mineral resources as a result could require material write downs in investment in the affected mining property and increased amortization, reclamation and closure charges, which could have a material and adverse effect on future cash flows for the property and on our earnings, results of operations and financial condition.

Since we do not currently have any producing properties, mineralization estimates for our properties may require adjustments or downward revisions based upon further exploration or development work or actual future production experience. In addition, the grade of mineralized material ultimately mined, if any, may differ from that indicated by drilling results. There can be no assurance that minerals recovered in small-scale tests will be duplicated in large-scale tests under on- site conditions or in production scale.

Extended declines in market prices for gold or other metals may render portions of our mineralization uneconomic and result in reduced reported mineralization. Any material reductions in mineralization estimates, or of the ability to extract mineralized material from our properties, could (directly or indirectly) have a material adverse effect on our results of operations or financial condition.

Financing Risks

The Company has finite financial resources, has no current source of operating cash flows and has no assurance that additional funding will be available to it for its future activities, including exploration or development of mineral projects.  Such further activities may be dependent upon the Company’s ability to obtain financing through equity or debt financing or other means.  There can be no assurance that equity or debt financing will be available or sufficient to meet these requirements or for other corporate purposes or, if equity or debt financing is available, that it will be on terms acceptable to us and any such financing may result in substantial dilution to existing shareholders. Failure to obtain additional financing could result in delay or indefinite postponement of exploration and development of the Company’s existing mineral projects and could result in the loss of one or more of its properties.

Moreover, future activities may require us to alter our capitalization significantly. Our inability to access sufficient capital for our operations could have a material adverse effect on our financial condition, results of operations or prospects. In particular, failure to obtain such financing on a timely basis could cause us to forfeit our interest in certain properties, miss certain acquisition opportunities and reduce or terminate our operations.

Volatility of Mineral Prices

Metal prices are affected by numerous factors beyond our control, such as industrial demand, inflation and expectations with respect to the rate of inflation, the strength of the US dollar and of other currencies, interest rates, forward sales by producers, production and cost levels, changes in investment trends, global and regional levels of supply and demand, metal stock levels maintained by producers, inventory carrying costs, availability, demand and costs of metal substitutes, international economic and political conditions, armed hostilities, economic sanctions, reduced demand resulting from obsolescence of technologies and processes utilizing metals and increased production due to new mine developments and improved mining and production levels. Gold prices are sometimes subject to rapid short-term changes because of speculative activities, and the market price of gold and other metals may not remain at current levels. If these prices were to decline significantly or for an extended period of time, we might be unable to continue our operations, develop our properties or fulfill our obligations under agreements with our partners or under our permits and licenses. As a result, we might lose our interest in, or be forced to sell, some of our properties. In the event of a sustained, significant drop in gold prices, we may be required to re-evaluate our assets, resulting in reduced estimates of mineral resources and mineral reserves and in material write-downs of our investment in mining properties. Furthermore, since gold prices are established in US dollars, a significant decrease in the value of the Canadian dollar relative to the US dollar coupled with stable or declining gold prices could adversely affect our results with respect to development of and potential sale of gold.

Global Financial Conditions

Global financial conditions have, at various times in the past and may, in the future, experience extreme volatility. Many industries, including the mining industry, are impacted by volatile market conditions.  Global financial conditions may be subject to sudden and rapid destabilizations in response to economic shocks or other events, such as developments concerning COVID-19.  A slowdown in the financial markets or other economic conditions, including but not limited to consumer spending, employment rates, business conditions, inflation, fluctuations in fuel and energy costs, consumer debt levels, lack of available credit, the state of the financial markets, interest rates and tax rates, may adversely affect the Company’s growth and financial condition.  Future economic shocks may be precipitated by a number of causes, including government debt levels, fluctuations in the price of oil and other commodities, volatility of metal prices, geopolitical instability, changes in laws or governments, war, terrorism, the volatility of currency exchanges inflation or deflation, the devaluation and volatility of global stock markets, pandemics and natural disasters.  Any sudden or rapid destabilization of global economic conditions could impact the Company’s ability to obtain equity or debt financing in the future on terms favourable to the Company or at all.  In such an event, the Company’s operations and financial condition could be adversely impacted.

Governmental Approvals

Our activities are subject to government approvals, various laws governing prospecting, development, land resumptions, production taxes, labour standards and occupational health, mine safety, toxic substances and other matters, including issues affecting local First Nations populations.  The costs associated with compliance with these laws and regulations can be substantial.  Although we believe our activities are carried out in accordance with all applicable rules and regulations, no assurance can be given that new rules and regulations will not be enacted or that existing rules and regulations will not be applied in a manner which could limit or curtail production or development, or cause additional expense, capital expenditures, restrictions or delays in the development of our properties. Through acquisition or exploration activities, we may discover or inherit legacy environmental issues as a result of past operations which may require further remediation activities, including, but not limited, related to the Duparquet Project.

In addition, amendments to current laws and regulations governing operations and activities of exploration and mining, or more stringent implementation thereof, could have a material adverse impact on our business, operations and financial performance.  Further, the mining licenses and permits issued in respect of our projects may be subject to conditions which, if not satisfied, may lead to the revocation of such licenses.  In the event of revocation, the value of our investments in such projects may decline.

Mineral Claims, Licenses and Permitting

Our mineral claims, licenses and permits are subject to periodic renewal and may only be renewed a limited number of times for a limited period of time.  While we anticipate that renewals will be given as and when sought, there is no assurance that such renewals will be given as a matter of course and there is no assurance that new conditions will not be imposed in connection therewith.  Our business objectives may also be impeded by the costs of holding and/or renewing the mineral claims, licenses and permits.  In addition, the duration and success of efforts to obtain and renew mineral claims, licenses and permits are contingent upon many variables not within our control.

Our current and anticipated future operations, including further exploration, development activities and commencement of production on our properties, require licenses and permits from various governmental authorities.  Our business requires many environmental, construction and mining permits, each of which can be time-consuming and costly to obtain, maintain and renew.  In connection with our current and future operations, we must obtain and maintain a number of permits that impose strict conditions, requirements and obligations on the Company, including those relating to various environmental and health and safety matters.  To obtain, maintain and renew certain permits, we are required to conduct environmental assessments pertaining to the potential impact of our operations on the environment and to take steps to avoid or mitigate those impacts.  We cannot be certain that all licenses and permits that we may require for our operations will be obtainable on reasonable terms or at all.  Delays or a failure to obtain such licenses and permits, or a failure to comply with the terms of any such licenses and permits that we have obtained, could have a material adverse impact on First Mining.

On August 28, 2019, the Impact Assessment Act came into force and replaced the Canadian Environmental Assessment Act, thereby establishing a new federal environmental assessment process.  It is uncertain how the new assessment process adopted by the federal government will result in a more efficient approval process.  The Impact Assessment Act broadens the assessment factors to include health, economy, social, gender, and sustainability considerations.  In addition, on October 13, 2023, the Supreme Court of Canada ruled that sections of the Impact Assessment Act are unconstitutional. The lack of regulatory certainty is likely to have an influence on investment decisions for major projects.  Even when projects are approved on a federal level, such projects often face further delays due to permitting and regulatory requirements of provincial and municipal governments, as well as court challenges related to issues such as Indigenous rights, the government’s duty to consult and accommodate Indigenous peoples and the sufficiency of the relevant environmental review processes. Such political and legal opposition creates further uncertainty.

Litigation and Regulatory Proceedings

We may be subject to civil claims (including class action claims) based on allegations of negligence, breach of statutory duty, public nuisance or private nuisance or otherwise in connection with our operations, or investigations relating thereto. While we are presently unable to quantify any potential liability under any of the above heads of damage, such liability may be material to us and may materially adversely affect our ability to continue operations. In addition, we may be subject to actions or related investigations by governmental or regulatory authorities in connection with our business activities, including, but not limited to, current and historic activities at our mineral properties. Such actions may include prosecution for breach of relevant legislation or failure to comply with the terms of our licenses and permits and may result in liability for pollution, other fines or penalties, revocations of consents, permits, approvals or licenses or similar actions, which could be material and may impact the results of our operations. Our current insurance coverage may not be adequate to cover any or all the potential losses, liabilities and damages that could result from the civil and/or regulatory actions referred to above.

Future Acquisitions and Dispositions

As part of our business strategy, we have sought and may continue to seek new mining and exploration opportunities in the mining industry and may dispose of certain of our properties in the future. In pursuit of acquisition opportunities, we may fail to select appropriate acquisition targets or negotiate acceptable arrangements, including arrangements to finance acquisitions or integrate the acquired businesses into us. Ultimately, any acquisitions would be accompanied by risks, which could include: a significant change in commodity prices after we have committed to complete the transaction and established the purchase price or exchange ratio; a material ore body could prove to be below expectations; difficulty in integrating and assimilating the operations and workforce of any acquired companies; realizing anticipated synergies and maximizing the financial and strategic position of the combined enterprise; the bankruptcy of parties with whom we have arrangements;  maintaining uniform standards, policies and controls across the organization; disruption of our ongoing business and its relationships with employees, suppliers, contractors and other stakeholders as we integrate the acquired business or assets; the acquired business or assets may have unknown liabilities which may be significant; delays as a result of regulatory approvals; and exposure to litigation (including actions commenced by shareholders) in connection with the transaction.

Any material issues that we encounter in connection with an acquisition could have a material adverse effect on our business, results of operations and financial position. In addition, when negotiating disposition arrangements we may be required to provide a potential purchaser with contractual indemnities which could lead to potential liability and have a material adverse impact on our financial performance, cash flows and results of operations.

Risks Related to the Company’s Securities

Negative Cash Flows from Operating Activities

The Company has not yet achieved positive operating cash flows, and the Company will continue to experience negative cash flow from operations in the foreseeable future.  The Company has incurred net losses in the past and may incur losses in the future unless it can derive sufficient revenues from its business, and there is no assurance that any of our properties will generate earnings, operate profitably or provide a return on investment in the future.

We have not determined that production activity is warranted as of yet on any of our mineral properties. Even if we (alone or in conjunction with a third party) undertake construction and production activities on any of our mineral properties, there is no certainty that we will produce revenue, operate profitably or provide a return on investment in the future. Such future losses could have an adverse effect on the market price of the Company’s securities, which could cause investors to lose part or all of their investment.

No Assurance of Active or Liquid Market

No assurance can be given that an active or liquid trading market for the Common Shares will be sustained.  If an active or liquid market for the Common Shares fails to be sustained, the prices at which such shares trade may be adversely affected.  Whether or not the Common Shares will trade at lower prices depends on many factors, including the liquidity of the Common Shares, prevailing interest rates and the markets for similar securities, general economic conditions and the Company’s financial condition, historic financial performance and future prospects.

Public Markets and Share Prices

The market price of the Common Shares and any other Securities offered hereunder that become listed and posted for trading on the Exchange or any other stock exchange could be subject to significant fluctuations in response to variations in the Company’s financial results or other factors.  In addition, fluctuations in the stock market may adversely affect the market price of the Common Shares and any other Securities offered hereunder that become listed and posted for trading on the Exchange or any other stock exchange regardless of the financial performance of the Company.  Securities markets have also experienced significant price and volume fluctuations from time to time.  In addition, the financial markets are currently experiencing significant price and value fluctuations as a result of the ongoing hostilities in the Middle East, Ukraine and sanctions imposed by many nations on Russia and Belarus.

In some instances, these fluctuations have been unrelated or disproportionate to the financial performance of issuers.  Market fluctuations may adversely impact the market price of the Common Shares and any other Securities offered hereunder that become listed and posted for trading on the Exchange or any other stock exchange.  There can be no assurance of the price at which the Common Shares or any other Securities offered hereunder that become listed and posted for trading on the Exchange or any other stock exchange will trade.

Additional Issuances and Dilution

The Company may issue and sell additional securities of the Company to finance its operations or future acquisitions.  The Company cannot predict the size of future issuances of securities of the Company or the effect, if any, that future issuances and sales of securities will have on the market price of any Securities of the Company issued and outstanding from time to time.  Sales or issuances of substantial amounts of securities of the Company, or the perception that such sales could occur, may adversely affect prevailing market prices for securities of the Company issued and outstanding from time to time.  With any additional sale or issuance of securities of the Company, holders will suffer dilution with respect to voting power and may experience dilution in the Company’s earnings per share.  Moreover, this Prospectus may create a perceived risk of dilution resulting in downward pressure on the price of the Company’s issued and outstanding Common Shares, which could contribute to progressive declines in the prices of such securities.

Risks Related to an Offering

The Company has Broad Discretion in the Use of the Net Proceeds from this Offering

Management of the Company will have broad discretion with respect to the application of net proceeds received by the Company from the sale of Securities under this Prospectus or a future Prospectus Supplement and may spend such proceeds in ways that do not improve the Company’s results of operations or enhance the value of the Common Shares or its other securities issued and outstanding from time to time.  Any failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on the Company’s business or cause the price of the securities of the Company issued and outstanding from time to time to decline.

Absence of a Public Market for Certain Securities

There is no public market for the Preferred Shares, Warrants, Subscription Receipts, or Units and, unless otherwise specified in the applicable Prospectus Supplement, the Company does not intend to apply for listing of such Securities on any securities exchanges.  If the Preferred Shares, Warrants, Subscription Receipts, or Units are traded after their initial issue, they may trade at a discount from their initial offering prices depending on prevailing interest rates (as applicable), the market for similar securities and other factors including general economic conditions and the Company’s financial condition.  There can be no assurance as to the liquidity of the trading market for the Preferred Shares, Warrants, Subscription Receipts, or Units or that a trading market for these securities will develop.

THE DUPARQUET REPORT

The following is a summary of the Duparquet Report. The information contained in this summary has been derived from the Duparquet Report and is subject to certain assumptions, qualifications and procedures described in the Duparquet Report, and is qualified in its entirety by reference to the full text of the Duparquet Report which has been filed with the applicable Canadian securities regulatory authorities and is available on the Company’s SEDAR+ profile at www.sedarplus.ca.

Property Description and Location

The Duparquet Project is located in the Abitibi-Témiscamingue administrative region in the western part of the Province of Québec, Canada (see Figure 1). The centroid of Duparquet is approximately 26 km north of the city of Rouyn-Noranda and about 7 km east of the town of Duparquet, Québec. The Duparquet Project lies in the Destor and Duparquet townships and falls within the area covered by national topographic system (NTS) map sheets 32D06 and 32D10. The approximate longitude and latitude of the centroid are 79.1304°W and 48.4836°N (North American Datum (“NAD”)83), and the Universal Transverse Mercator (UTM) coordinates are 638149 m E and 5371738 m N (NAD83 Zone 17).

First Mining acquired 100% ownership of the Duparquet Project in September 2022. Duparquet consists of the amalgamation of seven contiguous claim blocks (from west to east): Beattie, Donchester, Dumico, Central Duparquet, Porcupine East, Pitt Gold, and Duquesne. The Pitt Gold and Duquesne mineral resources were not considered in the preliminary economic assessment.

The claim blocks cover an area of 5,804 hectares, extending 19 km east-west and 8 km north-south along the Destor-Porcupine Fault Zone (“DPFZ”). The Beattie, Donchester and Duquesne blocks contain past-producing underground mines. Historical underground workings and a shaft were developed on the Central Duparquet block, but no gold was produced.

Figure 1: Location of the Duparquet Project

Source: InnovExplo, 2021

Mining Title Status

The Duparquet Project comprises 199 map-designated claims (CDC) registered under the name Mines d’Or Duparquet, a wholly-owned subsidiary held 100% by First Mining. Mines d’Or Duparquet is the surviving entity following an agreement pursuant to which five corporations were amalgamated into a single company: (i) Duquesne Gold Mines Inc.; (ii) Mines d’Or Duparquet (formerly Clifton Star Resources Inc.); (iii) Beattie Gold Mines Ltd.; (iv) 173714 Canada Inc.; and (v) 14601866 Canada Inc. (amalgamation effective January 1, 2023).

All claims are in good standing. Since September 25, 2023, all claims have been registered in gestion des titres miniers (GESTIM) to Mines d’Or Duparquet (103268). Before the amalgamation, the mining titles were subdivided into areas representing the former properties that collectively represent the Duparquet Project (see Table 1).

Table 1: Summary of the Mining Titles Constituting the Duparquet Project

Claim Block	Number of Mining Titles	Total Area (ha)	Ownership	Royalties
Beattie	15	383.56	Mines d’Or Duparquet	No royalty
Donchester	16	322.62	Mines d’Or Duparquet	No royalty
Dumico	3	34.41	Mines d’Or Duparquet	No royalty
Central Duparquet	16	338.59	Mines d’Or Duparquet	No royalty: Clifton Star acquired 2% NSR royalty from Gesmalar
Porcupine East	51	1,868.85	Mines d’Or Duparquet	IAMGOLD 1.5% NSR
Pitt Gold	14	492.01	Mines d’Or Duparquet

Cotnoir-Beauchemin Group retains a 2% NSR royalty, of which 1% can be bought back by First Mining for $800,000.

SOQUEM and Geonova each retain a royalty equivalent to 1% NSR. Half of the royalty (1%) can be bought back from the two parties for $1 million.

Duquesne	84	2,364.31	Mines d’Or Duparquet	Clifton Star purchased 0.5% of the total NSR royalty for $1,000,000, with a 2.5% NSR royalty remaining to Duquesne Gold Mines. The Lepine and Destor claim blocks retain a 2% NSR.
TOTAL	199	5,804.35

Permits

The Duparquet Project is located in the Abitibiwinni First Nation territory (see Figure 2). Claim holders within this territory are bound by the Agreement on Consultation and Accommodation between the Abitibiwinni First Nation Council and the Government of Québec.

Parts of the Duparquet Project are located inside the municipal limits of Duparquet. The Company is required to advise the municipality prior to undertaking exploration work.

Some parts of the Duparquet Project are located on private lands with houses and a golf course and clubhouse.

In general, the recommended work program in this report requires minimal permitting. For any drilling to take place however, First Mining must obtain specific permits and authorizations from the relevant government agencies, including a timber permit (Autorisation de coupe de bois sur un territoire du domaine de l’État où s’exerce un droit minier) from the Ministry of Natural Resources and Forestry (“MRNF”).

For work located outside of the surface rights held by Mines d’Or Duparquet (surface rights owned by “Eldorado”), the Company must obtain all authorizations and permits from the MRNF or the Ministry of the Environment (“MELCCFP”) when applicable.

Diamond drilling on the tailings also requires a permit from the MRNF, which must be accompanied by a reclamation plan and bond.

Figure 2: Duparquet Project Location in the Abitibiwinni First Nation Territory

Source: InnovExplo, 2023

Accessibility, Climate, Local Resources, Infrastructure and Physiography

The Duparquet Project can be easily reached via the all-season, paved, two-lane provincial road 101 from Rouyn-Noranda, which heads north to La Sarre over approximately 30 km, then turns westward onto provincial road 393 for approximately 15 km to Duparquet. Both roads cross through the Duparquet Project, and several gravel roads also lead onto it. The climate is continental, with cold, dry winters and warm summers. Winter temperatures average -17°C with lows down to -40°C in January, whereas summer temperatures average 17°C with highs up to 35°C in July. Annual precipitation is around 900 mm. Snow falls from mid-November to mid‑April. Mining and drilling operations can be conducted year-round. Surface exploration work, such as mapping and channel sampling, can generally only be carried out from mid-April to mid-November.

Rouyn-Noranda is the nearest major city with a specialized workforce and facilities for obtaining mining / exploration services and supplies. The town of Duparquet currently has a population of about 700 residents. Skilled workers and housing are available in the municipality. Water is available from the town’s water supply or water bodies on the Duparquet Project. Electric power is available at the Beattie mine site. Supplying the Duparquet Project from the Renaud substation would require a new 14.5 km-long 120 kilovolts power line. An existing power line passes through the Duquesne claim block.

Most of the mine buildings on Duparquet have been demolished. The shafts and vent raises have been capped and allowed to flood naturally. The existing connection from surface to the underground workings has also flooded. The only remaining buildings are the roaster, smokestack and water tower on the Beattie mine site.

The terrain is flat to gently undulating. The topography is characteristic of the southern Canadian Shield, with rolling glacial hills and intervening lowlands with lakes and swamps.The area is covered with an immature to semi-mature poplar forest with some birch, balsam, spruce, and jack pine interspersed on well-drained higher ground. The area is also characterized by dense and thick undergrowth consisting mainly of tag alders, scrub maple, and willow. Outcrop density varies from 20% to 50% but up to 80% in certain areas. The overburden can range from a few metres thick to several tens of metres and consists of sandy soil or till, with occasional gravel portions. The mean elevation of the Duparquet Project is approximately 300 masl.

History

Mining exploration in the Duparquet area started in the early 1930s and reached its peak between the mid 1930s and mid 1950s after the discovery of the deposits that became the Beattie and Donchester mines near Duparquet, and the Duquesne mine approximately 16 km to the east.

The current Duparquet Project consists of seven claim blocks: Beattie, Donchester, Dumico, Central Duparquet, Porcupine East, Pitt Gold and Duquesne. It covers and overlaps many historical mining and exploration properties, the boundaries and names of which have changed over time following ownership (and/or option) changes, the abandonment and/or addition of claims, or modifications to mining title status when claims were converted into mining leases and then into mining claims.

All the claim blocks have been the subject of multiple exploration programs carried out by numerous exploration companies. The work included prospecting and geological mapping, geophysics, geochemistry and drilling, the latter ranging from exploration-stage to mineral resource definition. The drilling programs at Beattie, Donchester, Central Duparquet and Duquesne were conducted from both surface and underground. The claim blocks have been the subject of many geological studies and reports covering a wide array of topics, from mineral resource and mineral reserve estimates to engineering studies to regional geological surveys and synthesis.

Geological Setting and Mineralization

Regional Geology

The Duparquet Project is located in the southern portion of the Archean volcanic belt in the Abitibi region of the Superior Province. The Archean Superior Province forms the core of the North American continent and is surrounded by provinces of Paleoproterozoic age to the west, north and east, and the Grenville Province of Mesoproterozoic age to the southeast.

The Abitibi Subprovince is divided into the Southern and Northern volcanic zones (respectively, “SVZ” and “NVZ”), representing a collage of two arcs delineated by the DPFZ (Mueller et al., 1996).

The SVZ is separated from the Pontiac Terrane sedimentary rocks, an accretionary prism to the south (Calvert and Ludden, 1999), by the Cadillac-Larder Lake Fault Zone (CLLFZ).

Most of the rocks in the Southern Abitibi Greenstone Belt are Archean, with ages ranging from 2,730 to 2,670 mega-annum (“Ma”). The overall geometry of the Southern Abitibi comprises east-west trending lithological sequences primarily of volcanic origin that vary in composition from ultramafic (komatiites) through to felsic rocks.

The volcanic sequences have been intruded by mafic to felsic batholiths, mostly dated between 2,707 and 2,696 Ma.

Deformation zones like the DPFZ are terrane lineaments that display the change from thrusting to transcurrent motion as documented in the turbiditic flysch basins unconformably overlain by or in structural contact with coarse clastic deposits in strike-slip basins (Mueller et al., 1991, 1994, 1996; Daigneault et al., 2002).

The DPFZ extends 200 km from west to east from Ontario to Québec. The deformation zone is well known for having a significant gold endowment, and several mines and projects (active or historic) can be found along the structure.

These sequences are spatially related to less common, younger coarse clastic rocks of the Timiskaming Group and its equivalents, generally thought to be 2,677 ± 2 Ma (Corfu, 1993).

Minor felsic intrusions and their extrusive equivalents occur in many areas, including the Porcupine area (2,690 Ma), the Kirkland Lake area (2,677 ± 2 Ma) and the Duparquet area (2,689 to 2682 Ma) (Armstrong et al., 2010).

The metamorphic grade in the Abitibi Subprovince displays greenschist to sub-greenschist facies (Joly, 1978; Powell et al., 1993; Dimroth et al., 1983b; Benn et al., 1994) except around plutons where amphibolite grade facies prevail (Joly, 1978).

The local geology in the Duparquet Project area (see Figure 3) is characterized by ENE-WSW and WNW‑ESE stratigraphy, that dips steeply (80°- 85°) to the south. The predominant structures are the SE‑trending regional DPFZ and its E‑W-trending fault splays. On the claim blocks, these splays include the Duquesne, Lac Lepine, Central Duparquet, Donchester and Beattie fault zones (see Figure 3). Several subsidiary faults with NE‑SW to E‑W orientations are closely related to these structures.

The local stratigraphy is predominantly represented by the Kinojevis, Blake River, Kewagama and Timiskaming groups (see Figure 3).

Figure 3: Local Geological Setting of the Duparquet Property

Source: InnovExplo, 2023

Mineralization

Gold-bearing mineralization on these claim blocks include the former Beattie and Donchester mines.

Beattie, Donchester, Dumico and Central Duparquet Claim Blocks

At the historical Beattie mine, gold has been associated with silicified and brecciated zones containing a low percentage of very fine-grained pyrite and arsenopyrite (Goutier and Lacroix, 1992). According to Bevan (2011), the main type of gold mineralization generally occurs within shears or brecciated zones along or within the adjacent syenitic intrusions and is associated with finely disseminated pyrite and minor arsenopyrite replacement. Sulphide content is generally low (0.5 to 4%), although it can sometimes reach 10%. Higher gold grades appear to be related to the finer-grained sulphides (Bevan, 2011). Historically, gold production at the Beattie mine was accompanied by the extraction of arsenic trioxide and silver as by-products. The breccia type of mineralized material is found within the metavolcanic rocks (volcanics and tuffs) and is represented as well-mineralized, siliceous, brecciated, grey-coloured, and bleached units. The porphyry-style of mineralization is represented as fine-grained, strongly silicified mineralized zones hosted in porphyry intrusives. These units generally have lower gold grades than other styles of mineralization within the deposit (Bevan, 2011).

The typical mineral assemblage in mineralized zones of all types is characterized by feldspar, quartz, sulphides (pyrite and arsenopyrite), sericite, chlorite, and other secondary minerals. Mill tests suggest that 35% of the gold occurs as free gold and the remainder is known to be associated with sulphides. According to Bevan (2011), three phases of gold enrichment or remobilization can be interpreted from the cross-cutting relationships between gold-bearing veins. Bevan (2011) also states that higher gold concentrations are found along cross-cutting faults, in fold noses, and within the lath-textured porphyry dyke intrusions and are representative of remobilization processes.

At the past producing Beattie mine, the main mineralized lenses are hosted along the contacts of the shear zones (BF and DF) and the syenite intrusion. In this report, the main zone is referred to as the North Zone, and it is the northernmost contact of the syenite intrusion, and a second gold-bearing lens, the South Zone, occurs at the southern contact of the syenite intrusion.

Gold mineralization at the Donchester mine was of higher grade and associated with an E-W shear zone cutting across volcanic units and syenitic dykes (Goutier and Lacroix, 1992). This zone is interpreted herein as the east extension of the South Zone. At both the Beattie and Donchester mines, the South Zone can be subdivided into several mineralized lenses, modelled as ten individual subzones. Six other major mineralized zones within the Beattie-Donchester area have been interpreted by Iund et al., 2022.

Mineralization at Central Duparquet is hosted within the CDF and is of a similar nature as the South and North zones (Bevan, 2011). InnovExplo interpreted three mineralized zones at Central Duparquet.

Dumico is the eastern extension of Central Duparquet. According to Iund et al., 2022, five mineralized zones were interpreted at Dumico. Three of these strike E-W and are interpreted as extensions of the Central Duparquet CD Zones. The other two zones, which strike NW-SE, occur on the eastern portion of Dumico. Based on the current interpretation, they are thought to be associated with a secondary structure subparallel to the regional DPFZ.

Pitt Gold Claim Block

Most of the mineralized intersections have been obtained north of the DPFZ. A few isolated gold values were encountered in sediments to the south of the fault zone and a few more within schist (chlorite, sericite, carbonate, fuchsite) representing the fault zone, but although the assay values could be quite high, limited continuity could be established with the data available.

Gold mineralization is more abundant towards the north of the fault zone and is hosted within distinctive structures and units that seem to be more variable and complex. Porphyry intrusions are prominent north of the DPFZ; and their association with gold mineralization is poorly understood. It is suggested that the intrusions were emplaced along the same dilatational structures that mobilized gold-bearing fluids. Drill hole data suggests that gold is not only confined to the porphyries, and there appears to be a cross-cutting relationship between the gold-bearing structures and the porphyries or volcanic units.

The mineralized structures are diffused and not always clearly defined. Their physical expression is represented by zones of silicification (and locally albitization) and dark grey quartz veining (locally graphitic), exhibiting significant fine pyrite (5 to 10%) in veinlets, as well as the altered host unit. Mineralized intersections vary from a few centimetres up to several metres. The gold content is highly variable and can locally reach ‘bonanza grade’ (hundreds of grams of gold per tonne). Visible gold is rarely observed in diamond drill core and outcrop. Gold appears closely related to pyrite and may be hosted along grain boundaries, in fractures, or within the pyrite crystals. Areas with stronger alteration (silicification) and increase in fine pyrite yield higher gold grades.

A previous model described gold-bearing structures located along the internal contacts of the porphyry intrusion and two main zones, namely the Main Zone (upper contact) and the Stringer Zone (lower contact), were defined in a resource model that was based on a 100 m x 100 m drill spacing. In an effort to further validate the model, the drillhole spacing was adjusted to 50 m x 50 m. However, the outcomes did not fully yield the same findings and subsequent drilling was carried out, which revealed that there is more complexity to the stratigraphy than initially anticipated.

Porcupine East Claim Block

The geological formations in Porcupine East generally strike ENE-WSW and WNW-ESE, with steep dips (80-85°) to the south, and lithologically represents four main stratigraphic groups of the area.

The Kinojévis Group is mainly located to the north of the DPFZ. This group is made up of basalts (tholeiitic affinity), locally interbedded with mafic to intermediate tuff layers. This group includes strongly deformed ultramafic units within the DPFZ. The Blake River Group is located to the south of the DPFZ and consists of calc-alkalic basalt, andesite, dacite, and rhyolite flows and tuffs. In the western part of Porcupine East, the rocks of the Blake River Group are concordant with the Kinojévis Group. Both groups have been interpreted as being deposited in a back-arc setting (Kerrick et al., 2007).

The Kewagama Group is composed of a sequence of turbiditic sandstones and mudstones along the DPFZ. The contacts between these units and the volcanic units are usually faulted.

The Timiskaming Group is made up of conglomerates, greywackes and mudstones. In general, this group is located to the north of the DPFZ in discordance with the Kinojévis volcanics and along a faulted contact with the Kewagama sediments. On Porcupine East, the Duparquet Formation, part of the Timiskaming Group, is a sedimentary unit within a small structurally controlled basin named the Duparquet Basin (Mueller et al., 1991). The development of the Duparquet Basin at a late orogenic stage (of the Kenoran orogeny) classifies it as a successor basin (pull-apart basin).

A number of gabbro-diorite subvolcanic intrusions have been mapped along the full extent of the property. In addition to these mafic-intermediate intrusives, two other series of intrusions of different ages are observed. The first (2689 ±3 Ma) corresponds to a felsic quartz-feldspar porphyry. The second suite is a syenite intrusion (2682 ±2 Ma) found only in the Duparquet claim block.

The mineralization found locally on Porcupine East is disseminated sulphides associated with felsic intrusives. According to Legault et al. (2003), this type of mineralization can be of two types:

•	Disseminated with quartz-carbonate veinlets associated with quartz-feldspar porphyry (“QFP”), in the eastern part of the south claim block, this type can be found in the Touriet and Touriet East showings. This mineralization style is associated with known gold deposits such as the nearby Duquesne deposit and some significant deposits in the Timmins camp, including Hollinger (20 Moz), Dome (16 Moz) and McIntyre (11 Moz).

•	Disseminated sulphides associated with a syenite intrusion. On the property, this type is represented by the GF‑81 showing (Porcupine-173595) towards the north. Examples of known gold deposits of this type are the nearby Beattie and Donchester deposits.

Duquesne Claim Block

Felsic porphyry intrusions are very important for gold mineralization at Duquesne. These felsic intrusions are located on the contact between two lithostratigraphic units, in the fault zone or on the extension of the sedimentary band of the Duparquet Formation.

Gold is found in four geological settings: a) within syenite and feldspar porphyry and mafic to ultramafic host rocks within shears that splay off the DPFZ; b) within sheared and brecciated zones associated with the splay-faults and associated with quartz-feldspar porphyry and syenite porphyry; c) within quartz-carbonate-rich systems within quartz-feldspar porphyry, syenite porphyry, and quartz diorite; in particular silicified and chert rich quartz-flooding of the sheared areas of the host rocks; and d) along contacts between mafic and ultramafic sheared units.

Mineralization is within or parallel to secondary fault splays from the DPFZ, which are known to be gold-bearing. Gold-bearing zones within historical Duquesne mine workings are associated with pyrite-carbonate-rich breccias hosted within syenite porphyries. Gold values have also been known to be associated with contact zones of iron formations, sheared conglomerate sediments and within chert horizons of sedimentary rocks. The main host for gold mineralization is sheared and silicified syenite porphyry within a felsic syenite intrusive rock, which lies at the footwall of the DPFZ.

More meaningful gold values in the Duquesne deposit are primarily associated with disseminated pyrite, molybdenum, and quartz veinlets. Native gold is typically fine-grained and lies at the pyrite grain boundaries, although some is found as independent grains in the quartz veinlets. Alteration in the form of sericite, carbonates, and sulphides is typical of the deposit and the style of mineralization. Silver and molybdenum are associated with higher gold values in this deposit type. Arsenic concentrations in the deposits of this class are typically low, reported as less than 100 ppm (Legault et al., 2005).

Deposit Types

The DPFZ (see Figure 4) represents a major gold-bearing structure with a 200 km strike length in the Abitibi Subprovince. Numerous deposits have been found near the DPFZ and its associated splays, resulting in more than 80 million ounces of gold being produced in operations along the structure that extends west to east from Timmins, Ontario, to the east of Duparquet, Québec.

Figure 4: Destor-Porcupine Fault Zone

Source: InnovExplo, 2023

Gold deposits along the fault are varied, and the majority of the lithologies can host gold mineralization, except for the Timiskaming sediments which are known to be deposited post-mineralization. Some deposits consist mainly of quartz-carbonate veins, while others are related to alteration zones exhibiting disseminated sulphides (pyrite, pyrrhotite, arsenopyrite, etc.). In addition, the alteration assemblages vary regionally with carbonate alteration (ankerite and others) being more prominent along the fault, but silicification, sericitization, fuchsite and K-feldspar alterations are not uncommon.

The DPFZ is known to have three stages of veining, predominantly associated with alteration. The first and earlier vein sets are barren of mineralization and have no visible alteration. The second, main-stage of veining has both barren- and gold-bearing quartz veins with the later associated with sericite-carbonate-ankerite-chlorite alteration haloes. Later stage veining is known to be barren quartz-carbonate veins with ankerite alteration haloes. Spatially, the vein stages are also distinguishable, with earlier veins being more widespread and oriented at various angles, with main-stage veins generally confined to well-defined vein systems that are related to faults with specific strike directions. Late-stage veins locally crosscut and brecciate earlier veins.

The Duparquet Project’s style of gold mineralization is characterized by disseminated sulphides associated with a porphyritic intrusion. Controls on mineralization in this deposit type are frequently complex and poorly understood. Gold is associated with quartz flooding and sulphide-bearing veinlets and is disseminated throughout the host rock as opposed to being in or immediately adjacent to veins. According to Legault et al. (2006), this type of mineralization can be subdivided into two types based on the composition of the intrusive rock: 1) disseminated sulphides with quartz-carbonate veins and veinlets associated with calc-alkaline intrusions; the calc-alkaline subtype has a limited sulphide content, generally displaying strong carbonatization, and probably constitutes a variant of classic orogenic deposits; and 2) disseminated sulphides associated with alkaline intrusions. The subtype associated with alkaline lithologies is richer in sulphides and exhibits intense silicification.

The Duparquet deposit comprises both these styles of mineralization. The Duquesne deposit mineralization is describe as disseminated sulphides associated with calc-alkaline intrusive rocks (Legault et al., 2005). The gold mineralization on the Pitt Gold claim block is found within or close to QFP intrusions.

The main-stage gold-bearing systems are associated with faults commonly forming contacts between geological units with contrasting competency. The syenite and granite intrusive rocks within these areas provide a host for silica-flooding enrichment and zones of brittle rock that allow fluid ingress during vein-forming events. Secondary cross-faulting provides areas for increased gold concentrations in syenite and granite intrusion corridors. Generally, they ‘bulge’ (up to thicknesses of 40 m) close to cross-cutting fault structures and are predominantly concentrated on one side of the cross-cutting fault. Intrusions of late porphyry dykes within fault fractures are associated with remobilization and deposition of gold.

Along the western boundary of the Duquesne claim block and in the historical Duquesne mine, the gold-bearing systems are associated with a similar structural trend to the Duparquet deposit but appear to plunge generally steeply to the east, except where they are cut by cross-cutting faults and may plunge steeply to the west. The Duquesne deposit mineralization is described as disseminated sulphides associated with calc-alkaline intrusive rocks.

The bulk of the gold mineralization on the Pitt Gold claim block is found north of the DPFZ, within or close to quartz-feldspar porphyry intrusions. The gold is thought to be controlled by subsidiary structures running E‑W in an area where the structure, which runs generally E‑W, bends towards the south.

Exploration

Line cutting and IP survey work was completed on the Duquesne claim block in 2012, 2013, 2015 for Clifton Star Resources Inc., and in 2016 on behalf of First Mining by Geophysique TMC.

In 2017, First Mining undertook a program of channel sampling on an outcrop located in the central part of the Duquesne mining concession (#377-Block 4) approximately 450 m northwest of the Duquesne shaft. The geology encountered during the channel sampling program is dominantly a felsic intrusive (quartz porphyry) and zones of finer-grained material with a strong carbonate alteration. It is believed by First Mining to be the stratigraphic equivalent to the rocks hosting the mineralization at the Duquesne mine.

Drilling

First Mining initiated a Phase I diamond drill program in May 2023 totaling approximately 5,000 m. This program represents the first drill program undertaken by the company since acquiring the Duparquet Project in 2022. The aim of the drill program was to validate geologic models and test extension opportunities of the current resource estimate, as well as defining new gold zones from the modelled data in the western part of the Duparquet Project. The drilling program is being conducted with one hydraulic drilling rig from Forage Roullier of Amos, Québec.

The 2023 drill holes by First Mining were not reviewed as part of the Duparquet Report and are not included in the 2022 Mineral Resource Estimate (“MRE”) on the Duparquet deposit as the holes were drilled after the close-out date of the drill database and the effective date of the 2022 MRE technical report.

Data Verification

First Mining has not conducted any new sampling or analytical work on the Porcupine East claim block since the Company acquired the claims. There are currently nor MREs defined in the Porcupine East claim block.

Beattie, Donchester, Dumico and Central Duparquet Claim Blocks

Data verification included visits to the Duparquet Project by the “qualified persons” (as defined in NI 43-101) (collectively, the “QPs”) and an independent review of the data for selected drill holes (surveyor certificates, assay certificates, quality assurance/quality control (“QA/QC”) program and results, downhole surveys, lithologies, alteration and structures).

The updated master database for the Beattie, Donchester, Dumico and Central Duparquet claim blocks contains 904 diamond drill holes totalling 270,119 m and 173,831 sampled intervals, and 2,371 samples from 892 channels (for a total length of 1,827 m).

The QP believes that the data verification process demonstrates the validity of the data and the protocols for the Beattie, Donchester, Dumico and Central Duparquet claim blocks. The QP considers the database to be valid and of sufficient quality for use in the 2023 MRE for the Duparquet Project (the “2023 MRE”).

Pitt Gold Claim Block

This item covers the verification of data supplied by First Mining for the Pitt Gold claim block and used in the current MRE. The close-out date of the 2023 MRE database for Pitt Gold is July 7, 2023.

Data verification included a site visit as well as an independent review of the data for selected drill holes (surveyor certificates, assay certificates, QA/QC program and results, downhole surveys, lithologies, alteration and structures).

The QP, Olivier Vadnais-Leblanc, visited the Pitt Gold claim block on June 1, 2023, accompanied by Louis Martin from First Mining.  Mr. Vadnais-Leblanc also visited the First Mining core shack and offices in the town of Duparquet.

The QPs reviewed all the drilling information from the Pitt Gold claim block that was used for the 2023 MRE. First Mining has not drilled any holes since the 2017 MRE was published (Lewis and San Martin, 2017).

The 2023 validation included all aspects of the drill hole database (i.e., collar locations, drilling protocols, down-hole surveys, logging protocols, sampling protocols, QA/QC protocols, validation sampling, density measurements and checks against assay certificates).

The QP is of the opinion that the sample preparation, analysis, QA/QC and safety protocols used for those programs met generally accepted industry standards at the time but currently prevent a higher level of estimation confidence. As such, the Pitt Gold MRE is entirely classified as “inferred”.

Table 2: Pitt Gold Independent Sampling

Original Value Au g/t	InnovExplo Duplicate Value Au g/t	Difference Au g/t
0.06	0.04	0.02
0.11	0.5	0.39
1.26	1.08	0.18
1.57	2.02	0.45
18.69	23.3	4.61
1.65	1.19	0.46
34.43	39.8	5.38
0.82	0.7	0.12
0.11	0.08	0.03
0.23	0.29	0.06
0.15	0.16	0.01

Duquesne Claim Block

This item covers the verification of data supplied by First Mining for the Duquesne claim block and used in the current MRE. The close‑out date of the 2023 MRE database for Duquesne is February 28, 2023.

Data verification included a site visit and an independent review of the data for selected drill holes (surveyor certificates, assay certificates, QA/QC program and results, downhole surveys, lithologies, alteration and structures).

The QP, Olivier Vadnais-Leblanc, visited the Duquesne claim block on June 1, 2023, accompanied by Louis Martin from First Mining. Mr. Vadnais-Leblanc also visited the First Mining core shack and offices in the town of Duparquet, the drill site, and the outcrops.

The QPs reviewed all the drilling information from the Duquesne claim block that was used for the 2023 MRE. First Mining has not drilled any holes since the 2016 MRE was published (Rioux, 2016).

The 2023 validation included all aspects of the drill hole database (i.e., collar locations, drilling protocols, down-hole surveys, logging protocols, sampling protocols, QA/QC protocols, validation sampling, density measurements and checks against assay certificates).

The QP is of the opinion that the sample preparation, analysis, QA/QC and safety protocols used for those programs met generally accepted industry standards at the time but currently prevent a higher level of estimation confidence.

As such the Duquesne MRE is entirely classified as “inferred”.

Table 3: Duquesne Independent Sampling

Original Value (Au g/t)	InnovExplo Duplicate Value (Au g/t)	Difference (Au g/t)
5.42	4.35	1.07
11.5	12.99	1.49
2.64	3.22	0.58
5.89	8.56	2.67
2.96	4.66	1.7
4.11	6.27	2.16
0.77	1.07	0.30
15.9	11.3	4.6

Mineral Processing and Metallurgical Testing

Metallurgical test work was previously completed on the Duparquet Project and has been documented in the previous NI 43‑101 Technical Report by Clifton Star et al., (2014). Several metallurgical test work programs have been completed on the Duparquet Project, with the most recent test work program completed in 2013 by SGS Canada Inc. (“SGS”) which involved flotation, pressure oxidation (“POX”), cyanidation, rheology and environmental bench scale test work. Currently no new metallurgical test work has been completed on samples since 2013.

After a comprehensive trade-off study, a conventional comminution and gold flotation flowsheet was selected as the appropriate treatment of mineralized material from the Duparquet deposit to produce a gold-bearing concentrate for sale.

Pilot plant flotation test work was conducted on Duparquet samples by SGS in April 2013. The pilot plant was operated to confirm previous laboratory test results and to generate concentrate for a POX pilot plant and high-grade concentrate for direct sale market evaluation. Cyanidation tests were conducted on the flotation tailing to investigate the extraction of gold from this product. Flotation test results from test PP‑07 from the pilot plant tests were used as the basis for process plant design and gold recoveries for the Duparquet Report.

Previous bench scale metallurgical test work and pilot plant testing have demonstrated a saleable gold concentrate can be produced from samples from the Duparquet Project via a conventional two-stage flotation-regrind circuit. Further test work is required to optimize the flowsheet, improve gold recoveries, and optimize the reagent scheme.

The Duparquet Project mineralized material is considered very hard with respect to A x b, abrasion breakage (ta) and RWI, and hard with respect to the BWI and HPGR tests. Samples were found to be abrasive. Further variability comminution test work is required to further characterize the mineralized material and waste rock.

Mineral Resource Estimates

The 2023 MRE was prepared using all available information. The main objective was to update the 2016 MRE for the Pitt Gold claim block and the Duquesne claim block (Lewis et al., 2016 and Rioux, 2016). The updated estimate includes all information available. A new geological interpretation has been done for both projects.

The effective date of the current mineral resource for the Duparquet deposit is September 12, 2022. The 2023 Pitt Gold and Duquesne MREs are the most recent mineral resource estimates published on those properties.  The effective date for the Pitt Gold MRE is September 15, 2023. The effective date for the Duquesne MRE is August 31, 2023.

Table 8 represents a combination of all mineral resources from the Duparquet, Duquesne and Pitt Gold deposits (the “Duparquet Consolidated Mineral Resource Estimate”).

Beattie, Donchester, Dumico and Central Duparquet Claim Blocks

The QPs have classified the current MRE for the Duparquet deposit as “measured”, “indicated”, and “inferred” resources, based on data density, search ellipse criteria, drill hole spacing and interpolation parameters. The QPs also believe that the requirement of “reasonable prospects for eventual economic extraction” has been met by having:

•	resources constrained by a pit shell, with a 50° angle in rock and a 30° angle in overburden;
•	constraining volumes applied to any blocks (potential underground extraction scenario) using Deswik stope optimizer (“DSO”) for the out-pit resources; and
•	cut-off grades based on reasonable inputs amenable to potential open pit and underground extraction scenarios.

The Duparquet deposit MRE is considered reliable and based on quality data and geological knowledge. The estimate follows CIM Definition Standards.

Table 4 presents the results of the in-pit and underground portions of the Duparquet MRE, combining potential open pit and underground mining scenarios at respective cut-off grades of 0.4 g/t Au and 1.5 g/t Au.

Table 4: In Pit and Underground Portions of the Duparquet Deposit

2022 Mineral Resource Estimate by Mining Method

		Measured Resource			Indicated Resource			Inferred Resource
Area (mining method)	Cut-off (g/t)	Tonnage (t)	Au (g/t)	Ounces	Tonnage (t)	Au (g/t)	Ounces	Tonnage (t)	Au (g/t)	Ounces
Open Pit	0.4	163,700	1.37	7,200	59,410,600	1.52	2,909,600	28,333,000	1.07	970,400
UG Mining	1.5	-	-	-	5,506,900	2.26	399,300	9,038,900	2.29	665,600
Total	-	163,700	1.36	7,200	64,917,474	1.59	3,308,880	37,371,851	1.36	1,636,044

Notes to accompany the Duparquet MRE:

(1)

The independent and qualified persons for the MRE, as defined by NI 43‑101, are Marina Iund, P.Geo., Carl Pelletier, P.Geo., Simon Boudreau, P.Eng., all from InnovExplo, and Guy Comeau, P.Eng. from Soutex. The effective date of the estimate is September 12, 2022.

(2)

These mineral resources are not mineral reserves, as they do not have demonstrated economic viability. There is currently insufficient data to define these “inferred mineral resources” as “indicated” or “measured”, and it is uncertain if further exploration will result in upgrading them to an Indicated or Measured mineral resource category. The MRE follows current CIM Definition Standards.

(3)	The results are presented in-situ and undiluted and have reasonable prospects of economic viability.
(4)	The estimate encompasses sixty mineralized domains and one dilution envelope using the grade of the adjacent material when assayed or a value of zero when not assayed.

(5)	High-grade capping of 25 g/t Au supported by statistical analysis was done on raw assay data before compositing.
(6)

The estimate was completed using a sub-block model built in GEOVIA SURPAC 2021, a block size of 5 m x 5 m x 5 m and a minimum block size of 1.25 m x 1.25 m x 1.25 m. Grades interpolation was obtained by inverse distance squared (“ID2”) using hard boundaries.

(7)

A density value of 2.73 g/cm3 was used for the mineralized domains and the envelope. A density value of 2.00 g/cm3 was used for the overburden. A density value of 1.00 g/cm3 was used for the excavation solids (drifts and stopes) assumed to be filled with water.

(8)

The MRE is classified as “measured”, “indicated” and “inferred”. The Measured category is defined by blocks having a volume of at least 25% within an envelope built at a distance of 10 m around existing channel samples. The Indicated category is defined by blocks meeting at least one (1) of the following conditions: (i) blocks falling within a 15‑m buffer surrounding existing stopes, and/or (ii) blocks for which the average distance to composites is less than 45 m. A clipping polygon was generated to constrain indicated resources for each of the 60 mineralized domains. Only the blocks for which reasonable geological and grade continuity have been demonstrated were selected. All remaining interpolated blocks were classified as “inferred” resources. Blocks interpolated in the envelope were all classified as “inferred” resources.

(9)

The MRE is locally pit-constrained with a bedrock slope angle of 50° and an overburden slope angle of 30°. The out-pit mineral resource met the requirement of reasonable prospects for eventual economic extraction by having constraining volumes applied to any blocks (potential underground extraction scenario) using DSO. It is reported at a rounded cut-off grade of 0.4 g/t Au (in-pit) and 1.5 g/t Au (UG). The cut-off grades were calculated using the following parameters: mining cost = CAD 70.00 (UG); processing cost = CAD 11.9 to $17.0; G&A = CAD 8.75; refining and selling costs = CAD 5.00; gold price = USD 1,650/oz; USD/CAD exchange rate = 1.31; and mill recovery = 93.9%. The cut-off grades should be re-evaluated in light of future prevailing market conditions (metal prices, exchange rates, mining costs etc.).

(10)	The number of metric tons and ounces was rounded to the nearest hundred, following NI 43‑101 recommendations, and any discrepancies in the totals are due to rounding effects.
(11)

The authors are not aware of any known environmental, permitting, legal, title-related, taxation, socio-political or marketing issues or any other relevant issue not reported in the Duparquet Report that could materially affect the MRE.

Table 5: Tailings Portion of the Duparquet Deposit 2022 Mineral Resource Estimate

Domain		Potential Measured Resource			Potential Indicated Resource
Tonnage (Mt)	Cut-off (g/t)	Tonnage (Mt)	Au (g/t)	Ounces	Tonnage (Mt)	Au (g/t)	Ounces
Zones 1 and 2	0.4	19,900	2.03	1,300	-	-	-
Zones 3 and 4	-	-	-	4,105,200	0.93	123,200

Notes to accompany the Duparquet MRE:

(1)

The independent and qualified persons, as defined by NI 43‑101, are Marina Iund, P.Geo., Carl Pelletier, P.Geo., Simon Boudreau, P. Eng., all from InnovExplo and Guy Comeau, P.Eng. from Soutex. The effective date of the estimate is September 12, 2022.

(2)

These mineral resources are not mineral reserves, as they do not have demonstrated economic viability. There is currently insufficient data to define these “inferred mineral resources” as “indicated” or “measured” and it is uncertain if further exploration will result in upgrading them to an “indicated” or “measured” mineral resource category. The MRE follows current CIM Definition Standards.

(3)	The results are presented in situ and undiluted and have reasonable prospects of economic viability.
(4)	The estimate encompasses four tailing zones.
(5)

High-grade capping supported by statistical analysis was done on raw assay data before compositing. High-grade capping was established at 13.0 g/t Au for Zone 1, 3.5 g/t Au for Zone 2, 1.7 g/t Au for Zone 3 and 2.2 g/t Au for Zone 4.

(6)	The estimate used a block model built in GEOVIA GEMS with a block size of 5 m x 5 m x 1 m. Grade interpolation was obtained by ID2 using hard boundaries.
(7)	A fixed density of 1.45g/cm3 was used in zones and waste.
(8)

The “measured” and “indicated” categories were defined based on the drill hole spacing (Measured: zones 1 and 2 = 30 m x 30 m grid; Indicated: Zone 3 = 100 m x 100 m grid and Zone 4 = 200 m x 200 m grid).

(9)

The tailings mineral resource is reported at the in-pit cut-off grade of 0.4 g/t Au. The cut-off grade was calculated using the following parameters: processing cost = CAD 11.9; G&A = CAD 8.75; refining and selling costs = CAD 5.00; gold price = USD 1,650/oz; USD/CAD exchange rate = 1.31; and mill recovery = 93.9%. The cut-off grades should be re-evaluated in light of future prevailing market conditions (metal prices, exchange rates, mining costs etc.).

(10)	The number of metric tons and ounces was rounded to the nearest hundred, following the recommendations in NI 43‑101. Any discrepancies in the totals are due to rounding effects.
(11)

The QPs are not aware of any known environmental, permitting, legal, title-related, taxation, socio-political, or marketing issues or any other relevant issue not reported in the Duparquet Report that could materially affect the MRE.

Pitt Gold Claim Block

The Pitt Gold deposit MRE (see Table 6) includes all blocks (“must-take blocks”) that fall within a potentially mineable shape meeting “reasonable prospects for eventual economic extraction”, as specified in the CIM MRMR Best Practice Guidelines (2019).

Table 6: Pitt Gold 2023 MRE

Pitt Gold - Potential Underground Long-hole Mining
Gold Price ($)	COG (g/t Au)	Sum of Tonnes	Sum of Ounces	Grade (g/t Au)
1,800	1.75	2,120,000	187,200	2.75

Notes to accompany the Pitt Gold deposit MRE:

(1)

The independent qualified persons for the Pitt Gold MRE, as defined by NI 43‑101, are Olivier Vadnais-Leblanc, P.Geo., Carl Pelletier, P.Geo., and Simon Boudreau, P.Eng. from InnovExplo. The effective date of the estimate is September 15, 2023.

(2)

These mineral resources are not mineral reserves, as they do not have demonstrated economic viability. There is currently insufficient data to define these “inferred mineral resources” as “indicated” or “measured” mineral resources and it is uncertain if further exploration will result in upgrading them to an “indicated” or “measured” resource category. The MRE follows current CIM Definition Standards.

(3)	The results are presented in-situ and undiluted and have reasonable prospects of eventual economical extraction.
(4)	Pitt Gold: Underground: High-grade capping of 20 g/t Au. High-grade capping supported by statistical analysis was done on composited assays.
(5)

For Pitt Gold, the estimates used a sub-block model in GEOVIA SURPAC 2023 with a unit block size of 6 m x 6 m x 6 m and a minimum block size of 1.5 m x 0.5 m x 0.5 m. Grade interpolations were obtained by ID2 using hard boundaries.

(6)

For Pitt Gold, a density value of 2.7 g/cm3 was used for the mineralized domains and the envelope. A density value of 2.00 g/cm3 was used for the overburden. A density value of 1.00 g/cm3 was used for the excavation solids (drifts and stopes) assumed to be filled with water.

(7)	For Pitt Gold, the MRE is completely classified as Inferred due to a lack of confidence in certain drill hole collar and underground development locations.
(8)	The MRE for Pitt Gold was prepared using 3D block modelling and the ID2 interpolation method.
(9)

The mineral resources are categorized as Inferred based on drill spacing, as well as geological and grade continuity. A maximum distance to the closest composite of 210 m for Inferred in all zones for Pitt Gold.

(10)

The reasonable prospect for an eventual economical extraction is met by having used reasonable cut-off grades both for a potential open pit and underground extraction scenarios (minimum mining width of 2 m) and constraining volumes (Deswik optimized shapes and Whittle optimized pit-shells).

(11)

Underground: The out-pit mineral resource met the reasonable prospect for eventual economic extraction by having constraining volumes applied to any blocks (potential underground extraction scenario) using DSO. Pitt Gold resources are reported at a rounded cut-off grade of 1.75 g/t Au (UG). The cut-off grades were calculated using the following parameters: mining cost = CAD 84.86 (UG); processing cost = CAD 21.010; G&A = CAD 11.75; refining and selling costs = CAD 5.00; gold price = USD 1,800/oz; USD:CAD exchange rate = 1.3; and mill recovery = 90%. The cut-off grades should be re-evaluated in light of future prevailing market conditions (metal prices, exchange rates, mining costs etc.).

(12)

The number of metric tons was rounded to the nearest thousand and ounces were rounded to the nearest hundred, following the recommendations in NI 43‑101. Any discrepancies in the totals are due to rounding effects.

(13)

The qualified persons are not aware of any known environmental, permitting, legal, title-related, taxation, socio-political, or marketing issues, or any other relevant issue not reported herein, that could materially affect the MRE.

Duquesne Claim Block

The Duquesne deposit MRE (see Table 7) includes all must-take blocks that fall within a potentially mineable shape meeting “reasonable prospects for eventual economic extraction”, as specified in the CIM MRMR Best Practice Guidelines (2019).

Table 7: Duquesne 2023 MRE

Area	Cut-off	Duquesne Inferred Resource
(potential mining method)	(g/t)	Tonnage (t)	Au (g/t)	Ounces
Open Pit	0.5	6,300,000	1.56	316,000
UG Mining	1.75	5,030,000	3.1	501,400
Total		11,330,000	2.24	817,400

Notes to accompany the Duquesne MRE:

(1)

The independent qualified persons for the Duquesne MRE, as defined by NI 43‑101, are Olivier Vadnais-Leblanc, P.Geo., Carl Pelletier, P.Geo., and Simon Boudreau, P.Eng. from InnovExplo. The effective date of the estimate is August 31, 2023.

(2)

These mineral resources are not mineral reserves, as they do not have demonstrated economic viability. There is currently insufficient data to define these “inferred mineral resource” as “indicated” or “measured” mineral resources and it is uncertain if further exploration will result in upgrading them to an “indicated” or “measured” mineral resource category. The MRE follows current CIM Definition Standards.

(3)	The results are presented in-situ and undiluted and have reasonable prospects of eventual economical extraction.
(4)	Duquesne: In-pit and Underground: High-grade capping of 55 g/t Au. High-grade capping supported by statistical analysis was done on composited assays.
(5)

For Duquesne, the estimates used a sub-block model in GEOVIA SURPAC 2023 with a unit block size of 6m x 6m x 6m and a minimum block size of 1.5m x 0.5m x0.5m. Grade interpolations were obtained by ID2 using hard boundaries.

(6)

In-pit and Underground: For Duquesne, a density value of 2.7 g/cm3 was used for the mineralized domains and the envelope. A density value of 2.00 g/cm3 was used for the overburden. A density value of 1.00 g/cm3 was used for the excavation solids (drifts and stopes) assumed to be filled with water.

(7)	In-pit and Underground: For Duquesne, the MRE is completely classified as Inferred due to a lack of confidence in certain drill hole collar and underground development locations.
(8)	The MRE for Duquesne was prepared using 3D block modelling and the ID2 interpolation method.
(9)

The mineral resources are categorized as Inferred based on drill spacing, as well as geological and grade continuity. A maximum distance to the closest composite of 75 m for “inferred” in all zones for Duquesne.

(10)

The reasonable prospect for an eventual economical extraction is met by having used reasonable cut-off grades both for a potential open pit and underground extraction scenarios (minimum mining width of 2m) and constraining volumes (Deswik optimized shapes and Whittle optimized pit-shells).

(11)

In-pit and Underground: The MRE is locally pit-constrained with a bedrock slope angle of 50° and an overburden slope angle of 30°. The out-pit mineral resource met the reasonable prospect for eventual economic extraction by having constraining volumes applied to any blocks (potential underground extraction scenario) using DSO. Duquesne resources are reported at a rounded cut-off grade of 0.5 g/t Au (in-pit) and Duquesne resources (underground) are reported at a rounded cut-off grade of 1.75 g/t Au (UG). The cut-off grades were calculated using the following parameters: mining cost = CAD 84.86 (UG); processing cost = CAD 21.010; G&A = CAD 11.75; refining and selling costs = CAD 5.00; gold price = USD 1,800/oz; USD:CAD exchange rate = 1.3; and mill recovery = 90%. The cut-off grades should be re-evaluated in light of future prevailing market conditions (metal prices, exchange rates, mining costs etc.).

(12)

The number of metric tons was rounded to the nearest thousand and ounces were rounded to the nearest hundred, following the recommendations in NI 43‑101. Any discrepancies in the totals are due to rounding effects.

(13)

The qualified persons are not aware of any known environmental, permitting, legal, title-related, taxation, socio-political, or marketing issues, or any other relevant issue not reported herein, that could materially affect the MRE.

Duparquet Consolidated Mineral Resource Estimate

Table 8 represents a combination of all resources from Duparquet, Duquesne and Pitt Gold.

Table 9 presents the sensitivity of the MRE at different cut-off grades. The figures provided in this table should not be interpreted as a mineral resource statement. The QPs have presented the quantities and grade estimates at different cut-off grades to demonstrate the resource model’s sensitivity to the selection of a reporting cut-off grade.

Table 8: Duparquet Consolidated Mineral Resource Estimate

	Total Measured Resource			Total Indicated Resource			Total Inferred Resource
Area (potential mining method)	Tonnage (t)	Au (g/t)	Ounces	Tonnage (t)	Au (g/t)	Ounces	Tonnage (t)	Au (g/t)	Ounces
Open Pit	163,700	1.37	7,200	59,410,600	1.52	2,909,600	34,633,000	1.16	1,286,400
UG Mining	-	-	-	5,506,900	2.26	399,300	16,189,000	2.6	1,354,100
Tailings	19,900	2.03	1,300	4,105,200	0.93	123,200	-	-	-
Total	183,600	1.43	8,500	69,022,700	1.55	3,432,100	50,822,000	1.62	2,640,500

Note:

(1)	Refer to individual MRE table footnotes for more information on Consolidated Mineral Resources Estimate.

Mineral Reserve Estimates

The Duparquet Report is a preliminary economic assessment, and there is no MRE stated on the Duparquet Project as per NI 43-101 regulations.

Mining Methods

Introduction

The Duparquet Project is planned as a mix of conventional open pit mine and a long hole (transversal – longitudinal – uppers) underground mine. The milling rate is planned at 5.5 metric tonnes per annum (“Mtpa”) with a ramp-up period of 0.5 years during the open pit operational period. The mill will run for eleven years. The total stockpile will reach a maximum of 2 million tonnes (“Mt”) to allow steady mill feed. The maximum stockpile is reached at Year 1. Figure 5 and Figure 6 show the cumulative tonnage split by mining approach and the planned mill feed.

Open Pit

Open pit mining will be done with the use of diesel equipment including drills and haul trucks coupled with hydraulic shovels. The Duparquet Project consists of seven pits with Pit 1 having three phases.

The peak mining rate is 27.0 Mtpa over a LOM of 11 years. A total of 43.6 Mt of mineralized material will be mined at an average diluted gold grade of 1.36 g/t Au. A total of 4.1 Mt of tailings will be mined at an average total gold grade of 0.93 g/t Au. A total of 235.1 Mt of combined waste and overburden will be extracted, including an estimate of 2.2 Mt of mineralized material that will be lost in the old underground stopes and mined as waste, resulting in a strip ratio of 5.4 t of waste per tonne of mined mineralized material. The primary production equipment includes 12 m³ diesel-hydraulic shovel coupled with 65 t high-capacity road trucks for the mineralized material, and 22 m³ diesel-hydraulic production shovels and 200 t off-highway mining trucks for the waste. An owner mining operation is planned, with overburden stripping and topographic drilling activities outsourced to contractors.

Pre-production mining will take place for about six months to provide material for construction and to remove overburden to allow access to the pits. A total of 8.8 Mt of waste and overburden as well as 1.7 Mt of mineralized material will be mined in the pre-production and ramping up period.

Underground

The proposed underground operation consists of one mine separated in four zones accessible through access ramps from a common portal.

The average underground mine production rate is 3,800 tpd of ore, and the anticipated LOM will be approximately 11 years, which includes an initial ramp-up period of 18 months. Selected mining method is sublevel transverse stoping with longitudinal and transversal variants.

Table 9: Mining Resources by Phase and Pit

		Grand Total	Pit 1				Pit 2	Pit 3	Pit 4	Pit 5	Pit 6	Pit 7
			Phase 1	Phase 2	Phase 3	Total Pit 1
Total Tonnage	kt	277,878	19,148	101,735	49,910	170,793	45,855	15,744	15,227	16,105	11,242	2,912
Overburden	kt	15,998	4,588	2,831	985	8,404	4,873	1,449	378	383	323	187
Rock	kt	218,298	9,913	83,248	41,946	135,107	34,968	12,270	12,422	11,826	9,337	2,368
Stripping Ratio	W: MM	5.38	3.12	5.50	6.15	5.26	6.63	6.78	5.27	3.13	6.10	7.16
Mineralized Material	kt	43,581	4,646	15,656	6,979	27,282	6,013	2,024	2,427	3,896	1,583	357
Grade (diluted)	g/t	1.36	1.86	1.34	1.22	1.40	1.30	1.54	1.10	1.04	1.81	1.57

Table 10: Open Pit Mining and Historical Tailings Production Schedule Summary

	Units	Total	Y-1	Y1	Y2	Y3	Y4	Y5	Y6	Y7	Y8	Y9	Y10	Y11
Total Tonnage	kt	282,002	9,148	18,295	25,423	25,241	27,456	25,189	27,281	26,968	26,070	26,320	25,557	14,929
Overburden	kt	15,998	1,726	3,453	1,718	4,581	498	2,689	83	437	577	236	-	-
Rock	kt	218,298	5,709	11,418	19,447	17,229	23,005	19,362	23,745	22,572	20,865	21,892	21,452	11,603
Historical Tailings	Kt			750	750	750	750	750	375
Stripping Ratio	W: MM	5.38	4.34	4.34	4.97	6.36	5.94	7.03	6.90	5.81	4.63	5.28	5.23	3.49
Mineralized Material	kt	43,581	1,712	3,425	4,258	3,431	3,953	3,138	3,453	3,959	4,628	4,191	4,105	3,326
Grade (Diluted)	g/t	1. 36	1.30	1.30	1.80	1.51	1.20	1.34	1.18	1.09	1.31	1.66	1.03	1.53
Historical Tailings	Kt	4,125	250	500	750	750	750	750	375
Historical Tailings Grade	g/t	0.94	0.94	0.94	0.94	0.94	0.94	0.94	0.94

Table 11: Underground Mine Production Plan

Duparquet Mine	Units	Total	Y1	Y2	Y3	Y4	Y5	Y6	Y7	Y8	Y9	Y10	Y11
All Zones
Development	Tonnes (t)	1,456,819	5,029	166,898	225,616	214,783	200,110	154,049	106,838	119,759	175,030	79,825	8,882
	Au grade (g/t)	2.44	4.79	2.59	2.55	2.54	2.23	2.42	2.25	2.21	2.45	2.45	2.46
Stoping	Tonnes (t)	10,561,322	-	287,649	1,169,434	995,004	1,305,458	1,709,313	1,273,556	864,163	1,143,340	965,362	848,043
	Au grade (g/t)	2.23	-	2.24	2.19	2.39	2.12	2.22	2.31	2.23	2.14	2.28	2.22
Total	Tonnes (t)	12,018,141	5,029	454,547	1,395,050	1,209,787	1,505,568	1,863,363	1,380,394	983,922	1,318,370	1,045,187	856,925
	Au grade (g/t)	2.25	4.79	2.37	2.25	2.42	2.13	2.24	2.31	2.23	2.18	2.29	2.22

Figure 5: Tonnage per Mining Approach

Source: GMS, 2023

Figure 6: Mill Feed

Source: GMS, 2023

Recovery Methods

The preliminary process plant design for the Duparquet Project is based on a robust metallurgical flowsheet to treat gold-bearing material to produce gold concentrate. The flowsheet is based on previous metallurgical test work, industry standards and conventional unit operations. The process plant is designed to nominally treat 15,000 tonnes per day (t/d) of material and will consist of comminution and gold flotation circuits. Flotation tailings will be dewatered to produce a tailings slurry for storage onsite. Figure 7 represents the overall flowsheet for the Duparquet Project.

The key project design criteria for the process plant are listed below:

•	Nominal throughput of 5.475 million tonnes per year (Mt/y) of material
•	Crushing plant availability of 75%
•	Grinding and flotation circuits availability of 92% through the use of standby equipment in critical areas, inline crushed material stockpile and reliable power supply
•	Comminution circuit to produce a particle size of 80% passing (P80) of 100 µm
•	Gold flotation circuit with an average mass pull of 4.3%
•	Equipment selection based on suitability for the required duty, reliability, and ease of maintenance

Figure 7: Overall Flowsheet

Source: GMS, 2023

The proposed process plant will consist of the following operating units:

•	Primary crushing of the Run of Mine material (“ROM”)
•	Coarse material stockpile and reclamation
•	Grinding circuit that consists of a semi-autogenous (“SAG”) grinding mill and ball mill with hydrocyclones producing a final product P80 of 100 µm
•	Two-stage flotation circuit to produce a sulphide concentrate
•	Concentrate dewatering consisting of a thickener and filter press
•	Tailings dewatering using a thickener and stored in a tailings storage facility (“TSF”)
•	Water systems (potable water, raw water, gland seal water and process water)

Material from the open pit will be transported to the plant by dump trucks and tip directly to the ROM bin. Material will be withdrawn from the ROM bin to a vibrating grizzly. Oversize from the grizzly will report to the jaw crusher, which will operate in open circuit. Crushed material from the crusher discharges, together with undersize from the grizzly will be withdrawn by a sacrificial conveyor and feed a stockpile.

Reclaimed material from the stockpile will feed a SAG grinding mill with a 9,000-kW synchronous motor and VSD. SAG mill discharge will pass through a screen to remove grinding media scats and a small amount of pebbles. The SAG trommel undersize will report to the cyclone feed pump box, combining with ball mill discharge. SAG trommel oversize will be conveyed to the SAG mill feed conveyor.

Slurry from the cyclone feed pump box will be pumped to a cluster of hydrocyclones for size classification. The cyclone overflow, at a final target product P80 of 100 µm, will flow via gravity to the rougher flotation conditioning tank prior to sulphide flotation. Cyclone underflow will feed a ball mill with a 13,000 kW fixed speed motor. Slurry will overflow from the ball mill to a trommel screen, attached to the ball mill discharge end. Trommel undersize will discharge into the cyclone feed pump box.

The flotation circuit will consist of rougher and two stage cleaner tank-cells. The rougher concentrate will feed a concentrate regrind circuit. The rougher tailings will be pumped to a tailings dewatering circuit. The regrind circuit will grind the concentrate to a P80 of 38 µm and the product will feed the first cleaner flotation circuit. First cleaner flotation concentrate will be pumped to the second cleaner flotation circuit and first cleaner flotation tailings will be pumped back to the feed of the rougher circuit. Second cleaner flotation concentrate will be pumped to the concentrate dewatering circuit and second cleaner flotation tailings will be pumped back to the first cleaner circuit.

Cleaner flotation concentrate will be pumped to a thickener to increase slurry concentrate density for filtering. Flocculant will be added to the thickener feed to promote the settling of solids. The thickener overflow will report to the process water tank. The thickener underflow will be pumped to a filter feed tank and then pumped to a pressure filter to produce a gold concentrate for sale. Filtrate from the filter press will be pumped back to the concentrate filter. The dewatered gold concentrated will be loaded by front end loader into lined containers for export.

Rougher tailings will be pumped to thickener to increase tailings density. Flocculant will be added to the thickener feed to promote the settling of solids. The thickener overflow will report to the process water tank. Thickener underflow will be pumped to the TSF.

Reagents consumed within the process plant will be prepared on site and distributed via various reagent handling and makeup systems. These reagents include PAX collector, R208 collector, MIBC frother and flocculant.

Infrastructure

The infrastructure and process plant platform is located on the north side of the pits. Waste rock stockpiles are located on each side of the pits. A 4.5-kilometre long haul road, primarily constructed using waste rock, will provide access to the infrastructure, stockpiles and the TSF area. The provincial road 393, which crosses the mine property from north to south, will be in the pit footprint and will therefore require relocation before Year 2.

The TSF, designed with a capacity of 34.5 million cubic metres and constructed in phases without the use of liners, will leverage the favourable existing topographic and ground conditions in the eastern part of the Duparquet Project site.  Additionally, a 10-million ton waste rock storage is planned with the assumption that no liner will be necessary.

A containerized sewage treatment plant is considered, with no plans for domestic water treatment, as it is anticipated that a water well can supply water clean enough for domestic purposes. Four potential freshwater collection points have been identified to access the water sources within the historical mine stopes. Moreover, a Main Water Treatment Plant will be established to treat all on-site contact water before it is released back into the environment. The fire protection distribution system will be a standard containerized skid combined with a fire water tank which will be set up as an overflow to the raw water tank.

A new 120 kV transmission line with an approximate length of 15 km is necessary to connect with the Reneault Hydro-Québec substation to feed the process plant. The connected power at site is evaluated at 22.7 MW with an average running load of 17.4 MW.

Buildings on site are minimized as much as possible by strategically placing a single multipurpose operations building at the site entrance.  This building will accommodate the security guard office, the offices for technical personnel, the change rooms, the infirmary, and a lunchroom. A temporary fabric shelter truck shop is considered for the initial years of operation, and a permanent six-bay truck shop is planned at Year 4. A 200,000-litre fuel storage system is also planned. The majority of the process plant will be housed in a building, which will include space for reagents storage. An assay lab is planned on site.

A containerized explosive magazine has been considered but the location is still to be confirmed.

There are no plans for an administrative building, warehouse, facilities for light vehicle maintenance and employee accommodations on-site, as these are considered in the nearby town. Minimal mobile equipment is considered for site operations, with the majority being rented as needed.

For the underground mine, the incorporation of a single portal, along with the inclusion of some compressors and the establishment of ventilations and escape ways, are considered.

A green wall will be built with waste rock to provide a separation between the pit and the town. Additionally, the Duparquet Project will necessitate the relocation of some houses and potentially a portion of the golf course.

Lastly, to facilitate the progress of the Duparquet Project, demolition of the existing infrastructure of the former Beattie mine will be required.

Metal Prices

The projections incorporate consideration of recent market information, trailing metal prices, and consensus bank analyst long-term price estimates. The resulting gold price and exchange rate assumptions used in the Duparquet Report are:

•	Gold: USD 1,800/oz Au
•	Exchange rate: 1.33 USD : CAD

Environmental Studies, Permitting and Social/ Community Impact

Environmental baseline data necessary to support an Environmental Assessment (“EA”) for the Duparquet Project has been collected on an intermittent basis since 2010 by First Mining and the previous operators of the Project. The studies, both completed and ongoing, are focused on characterizing all relevant biological and physical components of the aquatic and terrestrial environments that may be impacted by, and may interact with, the Project. The Project design incorporates certain brownfield reclamation aspects which are expected to support the improvement of the local environment, including existing groundwater and surface water conditions.

The Duparquet Project area is located within the balsam fir – white birch zone and occupies the south of the boreal zone. There have been occurrences of vegetative species at risk within 8 km of the Duparquet area of Lake-cress (

Rorippa aquatiqua), Sand Violet (Viola sagittate var. ovata) and Calypso (Calypso bulbosa var. americana).

The Duparquet Project is located in fur-bearing animal management zone UGAF3 (fur-bearing animal management units) where fur harvesting is practised.  Species present among others include weasel, beaver, coyote, squirrel, wolf, otter, muskrat, lynx, black bear, and 274 species of birds are reported in the Abitibi-Témiscamingue Rouyn-Noranda region.

The northern and western project area is drained by an unnamed creek referred to as West Creek which drains west and south to Lake Duparquet. The southern portion of the project area drains via several smaller unnamed watercourses south to Lake Duparquet. The area contains a number of naturally occurring lakes. The largest is Lake Duparquet to the south of the Duparquet Project, followed by Lake Hébécourt, located west of Lake Duparquet. The Glory Hole pond on the project site represents a historic surface breakthrough of underground mining. Approximately 35 fish species are potentially present within an 8 km buffer from the Duparquet area. According to the MRNF, two spawning areas are potentially present in the region: one for walleye (Stizostedion vitreum) and the other for pike (Esox lucius).

The Duparquet Project is anticipated to require a provincial environmental assessment and potentially a federal impact assessment which will require regulatory engagement and the release of assessment guidelines. The Duparquet Project will also subsequently require a range of federal, provincial and local municipal permits.

The Duparquet Project Development Area (“PDA”) is located in the Abitibi-Témiscamingue region in its namesake community. The nearby communities, along with Duparquet, include La Sarre and Rouyn-Noranda, and have been shaped primarily by natural resource-based industries, including mining and forestry. There are currently six operating gold mines in the region and 11 mine projects under development according to the MRNF. In 2019, mining activities generated 1 in 7 jobs in the region. The Abitibi-Témiscamingue region is also known for commercial forestry, mineral exploration, outfitters, cabins, harvesting (e.g., trapping, hunting and fishing), and recreational land use (e.g., hiking, boating, snowmobiling and all-terrain vehicle (ATV) use).

First Mining is committed to operating the project within a sustainable development framework which protects the environment, contributes to local communities, respects human and Indigenous rights, and adheres to openness and transparency in operations. As per their Stakeholder Engagement Policy, First Mining has and continues to engage with relevant government departments and agencies, Indigenous groups, and stakeholder organizations, including communities, business and industry organizations, fish and wildlife organizations, environmental non-governmental organizations and individuals (i.e. land users, surface rights holders).

Regulatory, Stakeholder and Indigenous Engagement

Since acquiring the Duparquet Project in September 2022, First Mining has held meetings with the MELCCFP, MNRF and Ministry of Mines. The focus of the meetings has been to establish introductory dialogue and share the current status and next steps associated with the advancement of the project. Specific discussions have focused on on-going exploration, and the planning for the reclamation of the historical roaster dust storage bunker. First Mining has emphasized that the future site redevelopment will also support managing the existing brownfield site conditions from historical mining activity on the property including historical tailings, impacted soils and groundwater.

First Mining has initiated outreach to local stakeholders with a focus on local land users including the snowmobile club, golf club, and business community. Key contacts have been updated on the current scopes of work and next steps planned for the Duparquet Project. Future plans include expanding the network of stakeholders to share information about the Duparquet Project.

The Duparquet Project has not yet received Impact Study Guidelines from the Impact Assessment Agency of Canada (IACC) nor MELCCFP regarding Indigenous engagement. Introductory outreach to date has focused on the First Nation community of Pikogan located approximately 60 km east of the Duparquet Project. Additionally, as per the Indigenous Peoples Policy, First Mining acknowledges the unique relationship Indigenous Peoples hold within their traditional territories and the rights associated with those lands and resources. First Mining will focus on the environmental protection on those territories in the concept project planning, and through meaningful consultation and collaboration the project can be developed to support the respective vision. The following actions allows First Mining to support these statements:

•	Facilitate respectful, transparent, and timely consultation with all potentially affected communities.
•	Foster cultural awareness and understanding across the Company of the history and culture of Indigenous Peoples.
•	Provide opportunities for local Indigenous communities to share their Traditional Knowledge and land use and incorporate such knowledge in project planning and monitoring studies.
•	Provide opportunities and resources for Indigenous communities to participate in environmental studies, identification of environmental protection measures, and ongoing monitoring.
•	Collaborate with local Indigenous communities to identify and support community development goals that provide lasting benefits.
•	Offer employment, training, and contracting opportunities for Indigenous community members and businesses to participate in First Mining’s projects.
•	Support activities that strengthen Indigenous culture, land use, and community wellbeing.

Capital and Operating Costs

Capital Expenditures

The Capital Expenditure (“CAPEX”) estimate is summarized in Table 12. Work Breakdown Structure (“WBS”) Areas 100 to 600 include the Project’s direct costs, while WBS Areas 700 to 900 cover indirect costs, owner’s costs and mine pre-production. The CAPEX for construction, equipment purchase and pre-production activities is estimated at $706 million, excluding pre-production revenues. The CAPEX includes a contingency of 25% of the total directs and indirects. The pre-production revenue of the construction period is estimated at $58.1 million.

Table 12: Capital Expenditures Summary

Capital Expenditures	M CAD
100: Infrastructure	10.4
200: Power and Electrical	14.7
300: Water	37.4
400: Mobile Equipment	4.5
500: Mining	102.2
600: Process Plant	189.9
700: Construction Indirects	89.8
800: General Services	53.9
Construction Cost	502.7
990: Contingency	125.7
900: Pre-production, Start-up, Commissioning	57.2
Working Capital	20.3
Total	706.0

Note:

(1)	Numbers may not add due to rounding.

Sustaining Capital

Sustaining capital of $737.8 million is required over the LOM for the following main items:

•	Infrastructure
•	Power supply
•	Mine equipment purchases (additions and replacements)
•	General & Administration (“G&A”) and surface equipment purchases (additions and replacements)
•	Mine development expenditures.
•	Underground mine development

Operating Costs

The operating costs include open pit and underground mining, processing, G&A and royalties. The costs for concentrate transportation to smelters and smelting and refining charges are not considered site operating costs and are therefore excluded from the OPEX estimate. The transportation costs and smelter conversion charges (“TC/RC”) are deducted from gross smelter revenues to estimate the NSR. The LOM operating cost summary is presented in Table 13. The total cash operating cost per ounce produced is USD 751/oz and the AISC per ounce produced is USD 976/oz, inclusive of all sustaining capital and closure costs.

Table 13: Operating Costs Summary

Item	Total LOM Cost (M CAD)	Unit Cost (CAD / t milled-production)
Mining Open Pit	872.9	20.85
Mining Underground	531.9	44.26
Total Mining	1,404.8	23.82
Processing	624.7	10.59
General and Administration	173.1	2.90
Total	2,202.5	37.35

Economic Analysis

The economic model results are presented in terms of NPV, IRR, and payback period in years for recovery of the initial CAPEX. These economic indicators are presented on both pre-tax and after-tax basis. The NPV is presented both undiscounted (NPV0%) and using a discount rate of 5% (NPV5%). The economic results on a before-tax and after-tax basis are presented in Table 14.

The annual project cash flows is illustrated in Figure 8.

Table 14: Economic Results Summary

Economic Results Summary	Unit	Before-Tax Results	After-Tax Results
NPV 0%	CAD M	1,877.9	1,124.0
NPV 5%	CAD M	1,073.0	588.2
IRR	%	24.9%	18.0%
Payback	Years	3.8	4.8

Figure 8: After-tax Annual Project Cash Flows

Other Relevant Data and Information

Prospective investors are cautioned that the Duparquet Report is preliminary in nature as it includes “inferred mineral resources” that are too geologically speculative for the economic considerations that would enable them to be categorized as mineral reserves to be applied, and there is no certainty that the Duparquet Report will be realized.

Conclusions and Recommendations

The Duparquet Report, compliant with NI 43‑101 standards, was prepared by experienced consultants and QPs, following recognized engineering standards. The main conclusions on the mining and mineralized material estimation are as follows:

•	The production schedule is based on mining a combined total of mineralized material to ensure a 5.5 Mtpa mill feed.
•	While no additional geotechnical investigations have been conducted since the 2014 prefeasibility study, geotechnical data from the 2014 documents were considered as part of this preliminary study.
•	The open pit mining method consists of conventional open pit mining with drilling, blasting, loading, and hauling activities, reaching a maximum of 27 Mtpa.

•	Open pit mine design including ramps and in-pit waste disposal, block model dilution, time cycle study, and sequence optimization was done for all pits and phases.
•	The mineralized material for the open pit comprises 43.6 Mt at an average diluted grade of 1.36 g/t Au.
•	Mine equipment selection requires a separate fleet for ore and waste to achieve the planned production. Drilling will be done using diesel DTH production drills, loading will be done using 22 m³ diesel-hydraulic front shovel coupled with 200 tonnes trucks in the waste, and 12 m³ diesel-hydraulic shovel coupled with 65 tonnes high-capacity road trucks. This will help improve mining recovery and reduce external dilution.
•	The underground mining method that consists of both transversal and longitudinal variants of mechanized long hole stoping is the most well suited to this type and geometry of ore body.
•	To achieve the optimized mine to mill production target considered within this Technical Report, the mine plan requires ore development and production from multiple mining blocks, with multiple stopes available per block across the four zones.
•	Underground mine design including CAPEX and OPEX development was optimized considering the stope design and infrastructure requirements.
•	Mining and development sequence optimization was performed for all underground zones, considering the production targets, time cycle study, and productivity rates calculated for every development and production activity.
•	The mineralized material for the underground comprises 12.02 Mt at an average diluted grade of 2.25 g/t Au.

Upon completion of the Duparquet Report, the authors and the QPs recommend proceeding with the necessary work to advance to the next phase of development, specifically by initiating a pre-feasibility study. However, several exploration and engineering tasks are required. Field programs should be planned to gather data for geotechnical and hydrogeological studies, as well as to conduct sampling for metallurgical tests and environmental characterizations. This will provide refined design data to support future studies.

LEGAL MATTERS

Unless otherwise specified in a Prospectus Supplement relating to any Securities offered, certain legal matters in connection with the offering of Securities will be passed upon on behalf of the Company by its external legal counsel, Blake, Cassels & Graydon LLP (“Blakes”) as to Canadian legal matters and Dorsey & Whitney LLP, as to United States legal matters. As of the date hereof, the partners and associates of Blakes, as a group, hold beneficially, directly or indirectly, less than 1% of any class of the Company’s securities.

In addition, certain legal matters in connection with any offering of Securities will be passed upon for any underwriters, dealers or agents by counsel to be designated at the time of the offering by such underwriters, dealers or agents, as the case may be.

Mr. Keith Neumeyer and Mr. Richard Lock, each a director of the Company, reside outside of Canada.  Mr. Neumeyer and Mr. Lock have appointed the following agent for service of process in Canada:

Name of Person	Name and Address of Agent
Keith Neumeyer	Blakes Vancouver Services Inc., c/o Blake, Cassels & Graydon LLP 3500 – 1133 Melville Street Vancouver, British Columbia, V6E 4E5
Richard Lock	Blakes Vancouver Services Inc., c/o Blake, Cassels & Graydon LLP 3500 – 1133 Melville Street Vancouver, British Columbia, V6E 4E5

Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person that resides outside of Canada, even if the person has appointed an agent for service of process.

INTERESTS OF EXPERTS

The technical and scientific disclosure relating to the Company’s mineral properties included or incorporated by reference in this Prospectus has been included or incorporated by reference in reliance on the report, valuation, statement or opinion of the firms and persons described below, and such disclosure has been reviewed and approved by (i) Hazel Mullin, P.Geo., First Mining’s Director of Data Management & Technical Services and (ii) Louis Martin P.Geo., (OGQ 0364), a consultant of First Mining, each a “qualified person” for the purposes of NI 43-101.

The Duparquet Report was prepared by: (i) Carl Michaud, P.Eng., MBA, G Mining Services Inc.; (ii) Alexandre Dorval, P. Eng., G Mining Services Inc.; (iii) Marina Iund. P.Geo., InnovExplo Inc.; (iv) Olivier Vadnais-Leblanc, P.Geo., InnovExplo Inc.; (v) Carl Pelletier. P.Geo., InnovExplo Inc.; (vi) Simon Boudreau, P. Eng., InnovExplo Inc.; (vii) Neil Lincoln, P. Eng., G Mining Services Inc.; (viii) Philip Rodrigue, P. Eng., G Mining Services Inc.; and (ix) Sheldon Smith, P. Geo, Stantec Consulting Ltd.

The Springpole Report was prepared by: (i) Gordon Zurowski, P.Eng., AGP Mining Consultants Inc.; (ii) Roland Tosney, P.Eng., AGP Mining Consultants Inc.; (iii) Dr. Gilles Arseneau, Ph.D., P.Geo., SRK Consulting (Canada) Inc.; (iv) Dr. Adrian Dance, Ph.D., P.Eng., SRK Consulting (Canada) Inc.; (v) Cameron McCarthy, P.Eng., P.Geo., P.Tech., Swiftwater Consulting Ltd.; and (vi) Duke Reimer, P.Eng., Knight Piésold Ltd.

Optiro Pty Limited (“Snowden Optiro”) prepared the NI 43-101 technical report entitled “Technical Report on the Cameron Gold Deposit, Ontario, Canada” with an effective date of January 17, 2017 (the “Cameron Technical Report”). Mark Drabble, B.App.Sci (Geology), MAIG, MAusIMM, Executive Consultant of Snowden Optiro, is the sole qualified person of the Cameron Technical Report as of the date hereof. No additional work has been carried out on the Cameron Project that would result in material changes to the Cameron Technical Report since it was published.

B. Terrence Hennessey, P.Geo., Micon International Limited, prepared the NI 43-101 technical report entitled “An Updated Mineral Resource Estimate for the Pickle Crow Property, Patricia Mining Division, Northwestern Ontario, Canada” dated June 15, 2018 with an effective date of August 31, 2016.

Allan Armitage, Ph.D., P.Geo. and Ben Eggers, MAIG, P.Geo. SGS Geological Services, prepared the NI 43-101 technical report entitled “Mineral Resource Estimate Update for the Hope Brook Gold Project, Newfoundland and Labrador, Canada” dated April 6, 2023 with an effective date of January 17, 2023.

Each of the above authors are a “qualified person” for the purposes of NI 43-101 and each author, and their respective firms, are independent in accordance with the requirements of NI 43-101. To the knowledge of First Mining as of the date hereof, each of the abovementioned firms or persons in this section hold, as either a registered or beneficial holder, directly or indirectly, less than one percent of the outstanding securities of First Mining or of any associate or affiliate of First Mining.  None of the aforementioned firms or persons received any direct or indirect interest in any securities of First Mining or of any associate or affiliate of First Mining in connection with the preparation and review of any technical report.  None of the aforementioned firms or persons, nor any directors, officers or employees of such firms or persons, are currently expected to be elected, appointed or employed as a director, officer or employee of the Company or of any associate or affiliate of the Company.

AUDITOR, TRANSFER AGENT AND REGISTRAR

The Company’s independent registered public accounting firm is PricewaterhouseCoopers LLP, Chartered Professional Accountants, who have issued a Report of Independent Registered Public Accounting Firm dated March 29, 2023 in respect of the Company’s consolidated financial statements as at December 31, 2022 and December 31, 2021 and for each of years ended December 31, 2022 and December 31, 2021.  PricewaterhouseCoopers LLP has advised that they are independent with respect to the Company within the meaning of CPABC Code of Professional Conduct and the rules of the US Securities and Exchange Commission (SEC) and the Public Company Accounting Oversight Board (PCAOB) on auditor independence.

The transfer agent and registrar for the Common Shares is Computershare Trust Company of Canada at its principal transfer office in Vancouver, British Columbia.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

The Company is governed by the laws of British Columbia and its principal place of business is outside the United States.  The majority of the directors and officers of the Company and the experts named under “Interests of Experts” herein are resident outside of the United States and a substantial portion of the Company’s assets and the assets of such persons are located outside of the United States.  Consequently, it may be difficult for United States investors to effect service of process within the United States on the Company, its directors or officers or such experts, or to realize in the United States on judgments of courts of the United States predicated on civil liabilities under the U.S.  Securities Act.  Investors should not assume that Canadian courts would enforce judgments of United States courts obtained in actions against the Company or such persons predicated on the civil liability provisions of the United States federal securities laws or the securities or “blue sky” laws of any state within the United States or would enforce, in original actions, liabilities against the Company or such persons predicated on the United States federal securities or any such state securities or “blue sky” laws.  A final judgment for a liquidated sum in favour of a private litigant granted by a United States court and predicated solely upon civil liability under United States federal securities laws would, subject to certain exceptions identified in the law of individual provinces of Canada, likely be enforceable in Canada if the United States court in which the judgment was obtained had a basis for jurisdiction in the matter that would be recognized by the domestic Canadian court for the same purposes.  There is a significant risk that a given Canadian court may not have jurisdiction or may decline jurisdiction over a claim based solely upon United States federal securities law on application of the conflict of laws principles of the province in Canada in which the claim is brought.

The Company filed with the SEC, concurrently with the Registration Statement, an appointment of agent for service of process on Form F-X.  Under the Form F-X, the Company appointed Puglisi & Associates, with an address at 850 Library Avenue, Suite 204, Newark, Delaware 19711, as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Company in a United States court arising out of or related to or concerning the offering of Securities under the Registration Statement.

GLOSSARY OF MINING TERMS

Canadian reporting requirements for disclosure of mineral properties are governed by NI 43-101.  The definitions in NI 43-101 are adopted from those given by the CIM.

Mineral Resource

The term “mineral resource” refers to a concentration or occurrence of solid material of economic interest in or on the earth’s crust in such form, grade or quality and quantity that there are reasonable prospects for eventual economic extraction.  The location, quantity, grade, geological characteristics and continuity of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge, including sampling.

Measured Mineral Resource

The term “measured mineral resource” refers to that part of a mineral resource for which quantity, grade or quality, densities, shape and physical characteristics can be estimated with sufficient confidence to allow the appropriate application of modifying factors (including, but not limited to, mining, processing, metallurgical, infrastructure, economic, marketing, legal, environment, social and governmental factors) in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit.  The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drillholes that are spaced closely enough to confirm geological and grade or quality continuity between points of observation.  A measured mineral resource has a higher level of confidence than that applying to either an indicated mineral resource or an inferred mineral resource.  It may be converted to a “proven mineral reserve” or to a “probable mineral reserve.”

Indicated Mineral Resource

The term “indicated mineral resource” refers to that part of a mineral resource for which quantity, grade or quality, densities, shape and physical characteristics can be estimated with sufficient confidence to allow the appropriate application of modifying factors (including, but not limited to, mining, processing, metallurgical, infrastructure, economic, marketing, legal, environment, social and governmental factors) in sufficient detail to support mine planning and evaluation of the economic viability of the deposit.  The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to reasonably assume geological and grade or quality continuity between points of observation.  An indicated mineral resource has a lower level of confidence than that applying to a “measured mineral resource” and may only be converted to a “probable mineral reserve”.

Inferred Mineral Resource

The term “inferred mineral resource” refers to that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and limited sampling.  Geological evidence is sufficient to imply but not verify geological and grade or quality continuity.  The estimate is based on limited information and sampling gathered through appropriate sampling techniques from locations such as outcrops, trenches, pits, workings and drill holes.

Qualified Person

The term “qualified person” refers to an individual who is an engineer or geoscientist with at least five years of experience in mineral exploration, mine development, production activities and project assessment, or any combination thereof, including experience relevant to the subject matter of the project or report and is a member in good standing of a self-regulating organization.

Mineral Reserve

The term “mineral reserve” refers to that part of a measured and/or indicated mineral resource which, after the application of all mining factors, result in an estimated tonnage and grade which, in the opinion of the qualified person(s) making the estimates, is the basis of an economically viable project after taking account of all relevant modifying factors (including, but not limited to, mining, processing, metallurgical, infrastructure, economic, marketing, legal, environment, social and governmental factors).  It includes diluting materials that will be mined in conjunction with the mineral reserves and delivered to the treatment plant or equivalent facility, as well as allowances for losses which may occur when the material is mined or extracted, and mineral reserves are defined by studies at pre-feasibility or feasibility level, as appropriate.  Such studies demonstrate that, at the time of reporting, extraction could reasonably be justified.  The term mineral reserve does not necessarily signify that extraction facilities are in place or operative or that all governmental approvals have been received.  It does, however, signify that there are reasonable expectations of such approvals.

Probable Mineral Reserve

The term “probable mineral reserve” refers to the economically mineable part of an indicated mineral resource, and in some circumstances, a measured mineral resource.  The confidence in the modifying factors (including, but not limited to, mining, processing, metallurgical, infrastructure, economic, marketing, legal, environment, social and governmental factors) applying to a probable mineral reserve is lower than that applying to a “proven mineral reserve”.  Probable mineral reserve estimates must be demonstrated to be economic, at the time of reporting, by at least a pre-feasibility study.

Proven Mineral Reserve

The term “proven mineral reserve” refers to the economically mineable part of a measured mineral resource.  A proven mineral reserve implies that the qualified person has the highest degree of confidence in the estimate and the modifying factors (including, but not limited to, mining, processing, metallurgical, infrastructure, economic, marketing, legal, environment, social and governmental factors).  Use of the term is restricted to that part of the deposit where production planning is taking place and for which any variation in the estimate would not significantly affect the potential economic viability of the deposit.  Proven mineral reserve estimates must be demonstrated to be economic, at the time of reporting, by at least a pre-feasibility study.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

First Mining Gold Corp. (“we”, “us” or “our company”) is subject to the provisions of Part 5, Division 5 of the Business Corporations Act (British Columbia) (the “Act”).

Under Section 160 of the Act, we may, subject to Section 163 of the Act:

(1)	indemnify an individual who:

•	is or was a director or officer of our company;

•	is or was a director or officer of another corporation (i) at a time when such corporation is or was an affiliate of our company; or (ii) at our request, or

•	at our request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties to which the eligible party is or may be liable; and

(2)	after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, and eligible proceeding.

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

“proceeding” includes any legal proceeding or investigative action, whether current, threatened , pending or completed.

Under Section 161 of the Act, and subject to Section 163 of the Act, we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, and subject to Section 163 of the Act, we may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that we must not make such payments unless we first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the Act, the eligible party will repay the amounts advanced.

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Under Section 163 of the Act, we must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

•	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

•	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

•	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of our company or the associated corporation, as the case may be; or

•	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of our company or by or on behalf of an associated corporation, we must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160, 161 or 162 of the Act, as the case may be, in respect of the proceeding.

Under Section 164 of the Act, and despite any other provision of Part 5, Division 5 of the Act and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the Act, on application of our company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

•	order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or payment under, an agreement of indemnification entered into by us;

•	order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the Act; or

•	make any other order the court considers appropriate.

Section 165 of the Act provides that we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation.

Under our articles, and subject to the Act, we must indemnify a director, former director or alternate director and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding.  Each director and alternate director is deemed to have contracted with our company on the terms of the indemnity contained in our articles.

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Under our articles, and subject to the Act, we may agree to indemnify and may indemnify any person (including an eligible party).  We have entered into indemnity agreements with certain of our directors and officers.

Pursuant to our articles, the failure of an eligible party to comply with the Act or our articles does not, of itself, invalidate any indemnity to which he or she is entitled under our articles.

Under our articles, we may purchase and maintain insurance for the benefit of a person (or his or her heirs or legal personal representatives) who:

•	is or was a director, alternate director, officer, employee or agent of our company;

•	is or was a director, alternate director, officer, employee or agent of another corporation (i) at a time when such corporation is or was an affiliate of our company; or (ii) at our request, or

•	at our request, is or was, or holds or held a position equivalent to that of, a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity,

against any liability incurred by him or her as a director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

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EXHIBITS

Exhibit	Description

4.1

Annual information form of the Registrant for the year ended December 31, 2023 (incorporated by reference to Exhibit 99.1 to the Registrant’s Annual Report on Form 40-F, filed with the Commission on March 29, 2023) (File No. 000-55607).

4.2

Audited consolidated financial statements of the Registrant as at and for the years ended December 31, 2022 and December 31, 2021, together with the notes thereto and the report of independent registered public accounting firm thereon (incorporated by reference to Exhibit 99.2 to the Registrant’s Annual Report on Form 40-F, filed with the Commission on March 29, 2023) (File No. 000-55607).

4.3

Management’s discussion and analysis of the Registrant for the year ended December 31, 2022 (incorporated by reference to Exhibit 99.3 to the Registrant’s Annual Report on Form 40-F, filed with the Commission on March 29, 2023) (File No. 000-55607).

4.4

Unaudited condensed interim consolidated financial statements of the Registrant as at and for three and nine months ended September 30, 2023 and 2022, together with the notes thereto (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K including such document, filed with the Commission on November 13, 2023) (File No. 000-55607).

4.5

Management’s discussion and analysis of the Registrant for the three and nine month periods ended September 30, 2023 (incorporated by reference to Exhibit 99.2 to the Registrant’s Report on Form 6-K containing such document, filed with the Commission on November 13, 2023) (File No. 000-55607).

4.6

Management Information Circular, dated May 1, 2023, regarding the Registrant’s annual general and special meeting of shareholders held on June 14, 2023 (incorporated by reference to Exhibit 99.2 to the Registrant’s Report on Form 6-K, filed with the Commission on October 20, 2023) (File No. 000-55607).

5.1	Consent of PricewaterhouseCoopers LLP

5.2	Consent of Gilles Arseneau, Ph.D., P.Geo.

5.3	Consent of Gordon Zurowski, P.Eng.

5.4	Consent of Adrian Dance, Ph.D., P.Eng.

5.5	Consent of Roland Tosney, P.Eng.

5.6	Consent of Cameron McCarthy, P.Eng., P.Geo., P.Tech.

5.7	Consent of Duke Reimer, P.Eng.

5.8	Consent of Mark Drabble, B.App.Sci.

5.9	Consent of B. Terrence Hennessey, P.Geo.

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5.10	Hazel Mullin, P.Geo.

5.11	Louis Martin P.Geo.

5.12	Carl Michaud, P.Eng.

5.13	Alexandre Dorval, P. Eng.

5.14	Marina Iund. P.Geo.

5.15	Olivier Vadnais-Leblanc, P.Geo.

5.16	Carl Pelletier. P.Geo.

5.17	Simon Boudreau, P. Eng.

5.18	Neil Lincoln, P. Eng.

5.19	Philip Rodrigue, P. Eng.

5.20	Sheldon Smith MES, P. Geo.

5.21	Allan Armitage, Ph.D., P.Geo.

5.22	Ben Eggers, MAIG, P.Geo.

6.1	Powers of Attorney (included on the signature page of this Registration Statement).

107	Filing Fee Table.

___________________

*To be filed by amendment.

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PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.  Undertaking.

First Mining Gold Corp. undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Securities and Exchange Commission (the “Commission”) staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.  Consent to Service of Process.

Concurrently with the filing of this Registration Statement, First Mining Gold Corp. has filed with the Commission a written Appointment of Agent for Service of Process and Undertaking on Form F-X.

Any change to the name or address of the agent for service of First Mining Gold Corp. shall be communicated promptly to the Commission by an amendment to Form F-X referencing the file number of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, First Mining Gold Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada, on December 21, 2023.

FIRST MINING GOLD CORP.

By:	/s/ Daniel W. Wilton
Name: Daniel W. Wilton
Title: Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Daniel W. Wilton and Lisa M. Peterson, and each of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on December 21, 2023.

Signature	Title

/s/ Daniel W. Wilton	Chief Executive Officer and Director (Principal Executive Officer)
Daniel W. Wilton

/s/ Lisa M. Peterson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Lisa M. Peterson

/s/ Keith Neumeyer	Director (Chairman of the Board of Directors)
Keith Neumeyer

/s/ Raymond Polman	Director
Raymond Polman

/s/ Richard Lock	Director
Richard Lock

/s/ Leanne Hall	Director
Leanne Hall

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of First Mining Gold Corp. in the United States, on December 21, 2023.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director